Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF FEBRUARY 19, 2004

by and among

PLAYTEX PRODUCTS, INC.,

as Borrower

and

THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES

and

GENERAL ELECTRIC CAPITAL CORPORATION

as Agent, L/C Issuer and a Lender

and

 THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders

and

GECC CAPITAL MARKETS GROUP, INC.

as Lead Arranger

TABLE OF CONTENTS

SECTION 1. AMOUNTS AND TERMS OF LOANS

1.1	Loans.
1.2	Interest and Applicable Margins.
1.3	Fees.
1.4	Payments.
1.5	Prepayments.
1.6	Maturity.
1.7	Eligible Accounts.
1.8	Eligible Inventory.
1.9	[Intentionally Omitted]
1.10	Loan Accounts.
1.11	Yield Protection; Illegality.
1.12	Taxes.
1.13	Common Enterprise.

SECTION 2. AFFIRMATIVE COVENANTS

2.1	Compliance With Laws and Contractual Obligations.
2.2	Insurance; Damage to or Destruction of Collateral.
2.3	Inspection; Lender Meeting.
2.4	Organizational Existence.
2.5	Environmental Matters.
2.6	Landlords’ Agreements, Mortgagee Agreements, Bailee and Processor Letters and Real Estate Purchases
2.7	Conduct of Business.
2.8	Merger of Securitization Vehicle.
2.9	Further Assurances.

SECTION 3. NEGATIVE COVENANTS

3.1	Indebtedness.
3.2	Liens and Related Matters.
3.3	Investments.
3.4	Contingent Obligations.
3.5	Restricted Payments.
3.6	Restriction on Fundamental Changes.
3.7	Disposal of Assets or Subsidiary Stock.
3.8	Transactions with Affiliates.
3.9	Conduct of Business.
3.10	Changes Relating to Indebtedness.
3.11	Fiscal Year.
3.12	Press Release; Public Offering Materials.
3.13	Subsidiaries.

i

3.14	Bank Accounts.
3.15	Hazardous Materials.
3.16	ERISA.
3.17	Sale-Leasebacks.
3.18	Prepayments of Other Indebtedness.
3.19	Changes to Material Contracts.

SECTION 4. FINANCIAL COVENANTS/REPORTING

4.1	[Intentionally Omitted]
4.2	Financial Statements and Other Reports.
4.3	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES

5.1	Disclosure.
5.2	No Material Adverse Effect.
5.3	No Conflict.
5.4	Organization, Powers, Capitalization and Good Standing.
5.5	Financial Statements and Projections.
5.6	Intellectual Property.
5.7	Investigations, Audits, Etc.
5.8	Employee Matters.
5.9	Solvency.
5.10	Litigation; Adverse Facts.
5.11	Use of Proceeds; Margin Regulations.
5.12	Ownership of Real Property; Liens.
5.13	Environmental Matters.
5.14	ERISA.
5.15	Brokers.
5.16	Deposit and Disbursement Accounts.
5.17	Agreements and Other Documents.
5.18	Insurance.
5.19	Senior Secured Note Documents and Senior Subordinated Note Documents.
5.20	Compliance.
5.21	Smile-Tote.

SECTION 6. DEFAULT, RIGHTS AND REMEDIES

6.1	Event of Default.
6.2	Suspension or Termination of Commitments.
6.3	Acceleration and other Remedies.
6.4	Performance by Agent.
6.5	Application of Proceeds.

SECTION 7. CONDITIONS TO LOANS

7.1	Conditions to Initial Loans.
7.2	Conditions to All Loans.

SECTION 8. ASSIGNMENT AND PARTICIPATION

8.1	Assignment and Participations.
8.2	Agent.
8.3	Set Off and Sharing of Payments.
8.4	Disbursement of Funds.
8.5	Disbursements of Advances; Payment.

SECTION 9. MISCELLANEOUS

9.1	Indemnities.
9.2	Amendments and Waivers.
9.3	Notices.
9.4	Failure or Indulgence Not Waiver; Remedies Cumulative.
9.5	Marshaling; Payments Set Aside.
9.6	Severability.
9.7	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.
9.8	Headings.
9.9	Applicable Law.
9.10	Successors and Assigns.
9.11	No Fiduciary Relationship; Limited Liability.
9.12	Construction.
9.13	Confidentiality.
9.14	CONSENT TO JURISDICTION.
9.15	WAIVER OF JURY TRIAL.
9.16	Survival of Warranties and Certain Agreements.
9.17	Entire Agreement.
9.18	Counterparts; Effectiveness.
9.19	Replacement of Lenders.
9.20	Delivery of Termination Statements and Mortgage Releases.

INDEX OF APPENDICES

Annexes

Annex A	-	Definitions

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of February 19, 2004 and entered into by and among PLAYTEX PRODUCTS, INC., a Delaware corporation (“Borrower”), the other persons designated as “Credit Parties” on the signature pages hereof, the financial institutions who are or hereafter become parties to this Agreement as Lenders, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity “GE Capital”), as the initial L/C Issuer and as Agent.

R E C I T A L S:

WHEREAS, Borrower desires that Lenders extend a term credit facility and a revolving credit facility to Borrower to fund the repayment of certain indebtedness of Borrower under its existing credit facility and receivables purchase facility to provide working capital financing for Borrower and its Subsidiaries and to provide funds for other general corporate purposes of Borrower and its Subsidiaries; and

WHEREAS, Borrower desires to secure all of its Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and material owned real property; and

WHEREAS, each of the Guarantors is willing to guaranty all of the Obligations of Borrower and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and material owned real property to secure the Obligations; and

WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, the other Credit Parties, Lenders and Agent agree as follows:

SECTION 1.
AMOUNTS AND TERMS OF LOANS

1.1                                 Loans.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and the other Credit Parties contained herein:

(a)                                  Revolving Loans.

(i)                                     Each Revolving Lender agrees, severally and not jointly, to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each a “Revolving Credit Advance”) of Revolving Loans requested by Borrower hereunder.  The Pro Rata Share of the Revolving Loan of any Revolving Lender (including, without duplication, Swing Line Loans) shall not at any time exceed its separate Revolving Loan Commitment.  Revolving Credit Advances may be repaid and reborrowed; provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time.  Borrowing Availability may be further reduced by Reserves imposed by Agent in accordance with this Agreement.  All Revolving Loans shall be repaid in full on the Commitment Termination Date.  Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender.  Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(i) (each a “Revolving Note” and, collectively, the “Revolving Notes”).  Other than pursuant to Section 1.1(a)(ii), if at any time the Borrowing Availability is less than $0 (Revolving Loans that result in such Borrowing Availability deficiency are herein referred to collectively as “Overadvances”), Lenders shall not be obligated to make Revolving Credit Advances, no additional Letters of Credit shall be issued and, except as provided in Section 1.1(a)(ii) below, Revolving Loans must be repaid immediately and Letters of Credit cash collateralized in an amount sufficient to eliminate any Overadvances.  All Overadvances shall constitute Index Rate Loans and shall bear interest at the Default Rate.  Revolving Loans which are Index Rate Loans may be requested in any amount with one (1) Business Day prior written notice required for funding requests equal to or greater than $10,000,000.  For funding requests for such Loans less than $10,000,000, written notice must be provided by 1:00 p.m. (New York time) on the Business Day on which the Loan is to be made.  All LIBOR Loans require three (3) Business Days prior written notice. Written notices for funding requests shall be in the form attached as Exhibit 1.1(a)(ii) (“Notice of Revolving Credit Advance”).

(ii)                                  If Borrower requests that Revolving Lenders make, or permit to remain outstanding any Overadvances, Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvances; provided, however, that Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (a) aggregate Revolving Loans (including, without duplication, Swing Line Loans) in excess of the Maximum Amount or (b) Overadvances in an aggregate amount in excess of 5% of the Revolving Loan Commitment.  If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding such Overadvance based upon their Pro Rata Shares of the Revolving Loan Commitment in accordance with the terms of this Agreement.  If an Overadvance remains outstanding for more than ninety (90) days during any one hundred eighty (180) day period, Revolving Loans must be repaid immediately in an amount sufficient to eliminate all of such Overadvances.  Furthermore, holders of a majority of the Revolving Loan Commitment may prospectively revoke Agent’s ability to make or permit Overadvances by written notice to Agent.  Any Overadvance may be made as a Swing Line Advance.

(b)                                 Term Loan.  Each Term Lender agrees, severally and not jointly, to lend to Borrower in one draw, on the Closing Date, its Pro Rata Share of the aggregate amount of $7,500,000 (the “Term Loan”).  Borrower shall repay the then outstanding principal balance of the Term Loan on February, 19, 2009.  Notwithstanding the foregoing, the outstanding principal balance of the Term Loan shall be due and payable in full on the Commitment Termination Date.  Amounts borrowed under this Section 1.1(b) and repaid may not be reborrowed.

The Term Loan shall be evidenced by promissory notes substantially in the form of Exhibit 1.1(b) (each a “Term Note” and, collectively, the “Term Notes”), and Borrower shall execute and deliver each Term Note to the applicable Term Lender.  Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Lender’s Term Loan Commitment, together with interest thereon.

(c)                                  Swing Line Facility.

(i)                                     Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of Revolving Credit Advance.  Subject to the terms and conditions hereof, the Swing Line Lender (1) may, if the applicable Notice of Revolving Credit Advance request is for an Index Rate Loan, in its discretion, make available from time to time until the Commitment Termination Date advances in accordance with any such notice and (2) shall upon Agent’s receipt of a notice of Swing Line Advance in the form attached as Exhibit 1.1(c)(i) (“Notice of Swing Line Advance”) by Borrower, make available from time to time until the Commitment Termination Date advances in accordance with any such notice (each advance pursuant to this Section 1.1(c) a “Swing Line Advance”).  The provisions of this Section 1.1(c) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(a); provided, that if the Swing Line Lender makes a Swing Line Advance pursuant to any notice described in clause (1) above, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Revolving Lenders pursuant to such notice.  Except as provided in Section 1.1(a)(ii) above, the aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) Borrowing Availability (“Swing Line Availability”).  Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(c).  Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered by Borrower to Agent in accordance with Section 1.1(a) or pursuant to a Notice of Swing Line Advance provided by 1:00p.m. (New York time) on the Business Day on which the Swing Line Loan is to be made.  Unless the Swing Line Lender has received at least one (1) Business Day’s prior written notice from Requisite Revolving Lenders instructing it not to make a Swing Line Advance due to the failure of any condition to borrowing contained in Section 7.2 to be satisfied, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in

Section 7.2, be entitled (but not required) to fund that Swing Line Advance, and to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(c)(iii) or purchase participating interests in accordance with Section 1.1(c)(iv).  Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan.  The entire unpaid balance of the Swing Line Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(ii)                                  Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment.  Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(c)(ii) (the “Swing Line Note”).  The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.2.

(iii)                               The Swing Line Lender, at any time and from time to time in its sole and absolute discretion but no less frequently than once weekly, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf), and Borrower may, at any time and from time to time in its sole and absolute discretion, request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Sections 6.1(f) and 6.1(g) has occurred (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given.  The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(iv)                              If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 6.1(f) or 6.1(g) has occurred, then, subject to the provisions of Section 1.1(c)(v) below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share (determined with respect to Revolving Loans) of such Swing Line Loan.  Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)                                 Each Revolving Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(c)(iii) and to purchase participation interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Swing Line Lender shall be entitled to recover, on demand, from each Revolving Lender the amounts required pursuant to Sections 1.1.(c)(iii) or 1.1(c)(iv), as the case may be.  If any Revolving Lender does not make available such amounts to Agent or the Swing Line Lender, as applicable, the Swing Line Lender shall be entitled to recover, on demand, such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(d)                                 Letters of Credit.  The Revolving Loan Commitment may, in addition to advances under the Revolving Loan, be utilized, upon the request of Borrower, for the issuance of Letters of Credit.  Immediately upon the issuance by an L/C Issuer of a Letter of Credit, and without further action on the part of Agent or any of the Lenders, each Revolving Lender shall be deemed to have purchased from such L/C Issuer a participation in such Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.

(i)                                     Maximum Amount.  The aggregate amount of Letter of Credit Obligations with respect to all Letters of Credit outstanding at any time shall not exceed $15,000,000 (“L/C Sublimit”).

(ii)                                  Reimbursement.  Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse any L/C Issuer on demand in immediately available funds for any amounts paid by such L/C Issuer with respect to a Letter of Credit, including all reimbursement payments, Fees, Charges, costs and expenses paid by such L/C Issuer.  Borrower hereby authorizes and directs Agent, at Agent’s option, to debit Borrower’s account (by increasing the outstanding principal balance of the Revolving Credit Advances) in the amount of any payment made by an L/C Issuer with respect to any Letter of Credit.  All amounts paid by an L/C Issuer with respect to any Letter of Credit that are not immediately repaid by Borrower with the proceeds of a Revolving Credit Advance or otherwise shall bear interest at the interest rate applicable to Revolving Loans which are Index Rate Loans plus, at the election of Agent or Requisite Revolving Lenders, an additional two percent (2.00%) per annum.  Each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan made pursuant to this Section 1.1(d)(ii).  In the event Agent elects not to debit Borrower’s account and Borrower fails to reimburse the L/C Issuer in full on the date of any payment in respect of a Letter of Credit, Agent shall promptly notify each Revolving Lender of the amount of such unreimbursed payment and the accrued interest thereon and each Revolving Lender, on the next Business Day prior to 3:00 p.m. (New York time), shall deliver to Agent an amount equal to its Pro Rata Share thereof in same day funds.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the L/C Issuer upon demand by the L/C Issuer such Revolving Lender’s Pro Rata Share of each payment made by the L/C Issuer in respect of a Letter of Credit and not immediately reimbursed by Borrower or satisfied through a debit of Borrower’s account (by increasing the outstanding principal balance of the Revolving Credit Advances).  Each Revolving Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including setoff, counterclaim, the occurrence and continuance of a Default or an Event of Default or any failure by Borrower to satisfy any of the conditions set forth in Section 7.2.  If any Revolving Lender fails to make available to the L/C Issuer the amount of such Revolving Lender’s Pro Rata Share of any payments made by the L/C Issuer in respect of a Letter of Credit as provided in this Section 1.1(d)(ii), the L/C Issuer shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the Index Rate.

(iii)                               Request for Letters of Credit.  Borrower shall give Agent at least three (3) Business Days prior written notice specifying the date a Letter of Credit is requested to be issued, the amount and the name and address of the beneficiary and a description of the transactions proposed to be supported thereby.  If Agent informs Borrower that the L/C Issuer cannot issue the requested Letter of Credit directly, Borrower may request that L/C Issuer arrange for the issuance of the requested Letter of Credit under a risk participation agreement with another financial institution reasonably acceptable to Agent, L/C Issuer and Borrower.  The issuance of any Letter of Credit under this Agreement shall be subject to the conditions that the Letter of Credit is in a form and contains such terms and conditions as are reasonably satisfactory to the L/C Issuer and, in the case of standby letters of credit, Agent.  The initial notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit and the Master Standby Agreement and an application for a letter of credit, if any, then required by the L/C Issuer completed in a manner reasonably satisfactory to such L/C Issuer.  If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control.

(iv)                              Expiration Dates of Letters of Credit.  The expiration date of each Letter of Credit shall be on a date which is not later than the earlier of (a) one year from its date of issuance or (b) the thirtieth (30th) day prior to the date set forth in clause (a) of the definition of the term Commitment Termination Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive one (1) year periods provided that the L/C Issuer has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the date set forth in clause (a) of the definition of the term Commitment Termination Date.  The L/C Issuer may elect not to renew any such Letter of Credit and, upon direction by Agent or Requisite Revolving Lenders, shall not renew any such Letter of Credit at any time during the continuance of an Event of Default, provided that, in the case of a direction by Agent or Requisite Revolving Lenders, the L/C Issuer receives such directions prior to the date notice of non-renewal is required to be given by the L/C Issuer and the L/C Issuer has had a reasonable period of time to act on such notice.

(v)                                 Obligations Absolute.  The obligation of Borrower to reimburse the L/C Issuer, Agent and Lenders for payments made in respect of Letters of Credit issued by the L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any Letter of Credit or any Loan Document; (c) the existence of any claim, set-off, defense or other right which Borrower, any of its Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Letter of Credit, Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or (e)  any other act or omission to act or delay of any kind of any L/C Issuer, Agent, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.1(d)(v), constitute a legal or equitable discharge of Borrower’s obligations hereunder.

(vi)                              Obligations of L/C Issuers.  Each L/C Issuer (other than GE Capital) hereby agrees that it will not issue a Letter of Credit hereunder until it has provided Agent with written notice specifying the amount and intended issuance date of such Letter of Credit and Agent has returned a written acknowledgment of such notice to L/C Issuer.  Each L/C Issuer (other than GE Capital) further agrees to provide to Agent:  (a) a copy of each Letter of Credit issued by such L/C Issuer promptly after its issuance; (b) a weekly report summarizing available amounts under Letters of Credit issued by such L/C Issuer, the dates and amounts of any draws under such Letters of Credit, the effective date of any increase or decrease in the face amount of any Letters of Credit during such week and the amount of any unreimbursed draws under such Letters of Credit; and (c) such additional information reasonably requested by Agent from time to time with respect to the Letters of Credit issued by such L/C Issuer.  Without limiting the generality of the foregoing, it is expressly understood and agreed by Borrower that the absolute and unconditional obligation of Borrower to Agent and Lenders hereunder to reimburse payments made under a Letter of Credit will not be excused by the gross negligence or willful misconduct of the L/C Issuer.  However, the foregoing shall not be construed to excuse an L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, with Borrower hereby waiving all claims for any consequential damages to the extent permitted by applicable law) suffered by Borrower that are subject to indemnification under the Master Standby Agreement.

(e)                                  Funding Authorization.  The proceeds of all Loans made pursuant to this Agreement subsequent to the Closing Date are to be funded by Agent by wire transfer to the account designated by Borrower below (the “Disbursement Account”):

Bank:	Wells Fargo Bank
Corporate Banking Services
ABA No.:	121000248
Bank Address:	420 Montgomery St.
San Francisco, Ca. 97109
420 Montgomery St.
San Francisco, CA 97109
Account No.:	4091216036
Reference:	Playtex Products, Inc.

Borrower shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

1.2                                 Interest and Applicable Margins.

(a)                                  Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates:  (i) with respect to the Revolving Credit Advances which are designated as Index Rate Loans, the Index Rate plus the Applicable Revolver Index Margin per annum or, with respect to Revolving Credit Advances which are designated as LIBOR Loans, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum; (ii) with respect to such portion of the Term Loan designated as an Index Rate Loan, the Index Rate plus the Applicable Term Loan Index Margin per annum or, with respect to such portion of the Term Loan designated as a LIBOR Loan, the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum; and (iii) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

The Applicable Margins are as follows:

Applicable Revolver Index Margin	1.25%

Applicable Revolver LIBOR Margin	2.50%

Applicable Term Loan Index Margin	2.75%

Applicable Term Loan LIBOR Margin	4.00%

(b)                                 If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)                                  All computations of Fees calculated on a per annum basis shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such Fees are payable.  All computation of interest calculated on a per annum basis shall be made by Agent on the basis of a 360-day year with respect to LIBOR Loans and on the basis of a 365/366-day year with respect to Index Rate Loans, in each case for the actual number of days occurring for which such interest is payable.  The Index Rate is a floating rate determined for each day.  Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.

(d)                                 So long as an Event of Default has occurred and is continuing under Section 6.1(a), (f) or (g) and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fee shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder (“Default Rate”).  Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled Interest Payment Date set forth herein for such Obligation.

(e)                                  Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of the LIBOR Breakage Cost in accordance with Section 1.3(d) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued.  Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount.  Any such election must be made by 1:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election.  If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period.  Borrower must make such election by notice to Agent in writing, by fax or overnight courier.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.2(e).  No Loan shall be made, converted into or continued as a LIBOR Loan, if an Event of Default has occurred and is continuing and Agent or Requisite Lenders have determined not to make or continue any Loan as a LIBOR Loan as a result thereof.  Until April 19, 2004, no Loan may be made as or converted into a LIBOR Loan with a LIBOR Period of greater than one month.

(f)                                    Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful

Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 1.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 6.5 and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

1.3                                 Fees.

(a)                                  Fee Letter.  Borrower shall pay to GE Capital, individually, the Fees specified in that certain fee letter dated as of January 30, 2004 between Borrower and GE Capital (the “GE Capital Fee Letter”), at the times specified for payment therein.

(b)                                 Unused Line Fee.  As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each Fiscal Quarter prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for Borrower’s non-use of available funds in respect of Revolving Loan Commitments in an amount equal to the product of:

(i)                                     (x) one-half of one percent (0.50%) per annum, if the average for the period of the daily closing balances of the Revolving Loan (including, without duplication, Swing Line Loans) outstanding during the period for which such Fee is due is less than 50% of the Maximum Amount, or

(y)                                 three eighths of one percent (0.375%) per annum, if the average for the period of the daily closing balances of the Revolving Loan (including, without duplication, Swing Line Loans) outstanding during the period for which such Fee is due is greater than or equal to 50% of the Maximum Amount,

(in each case, calculated on the basis of a 360 day year for actual days elapsed) multiplied by (ii) the difference of the Maximum Amount minus the average for the period of the daily closing balances of the Revolving Loan (including, without duplication, Swing Line Loans) outstanding during the period for which such Fee is due.

(c)                                  Letter of Credit Fee.  Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Revolving Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of fees and other amounts payable to the applicable L/C Issuer, all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each Fiscal Quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable Revolver LIBOR Margin multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit.  Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first Business Day of each Fiscal Quarter and on the Commitment Termination Date.  In addition, Borrower shall pay to any L/C Issuer, on demand, such reasonable, customary and documented fees, charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(d)                                 LIBOR Breakage Cost.  Upon (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, the LIBOR Breakage Cost.

(e)                                  Expenses and Attorneys’ Fees.  Borrower agrees to promptly pay all reasonable and documented out-of-pocket fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses of either outside counsel or internal legal staff, but not both; it being understood and agreed that the documentation of counsel’s fees and expenses may omit information that such counsel reasonably deems privileged) incurred by Agent in connection with any matters arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation and closing of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers.  Without limiting the foregoing, Borrower agrees to promptly pay all reasonable and documented out-of-pocket costs and expenses (including reasonable fees and expenses) of external auditors or, in the case of internal auditors, a per diem charge at the rate of $750 per person per day for each such auditor in the field and office plus all reasonable and documented out-of-pocket costs and expenses (including, without limitation, air fare, lodging and meals) incurred in connection with or relating to audits to be conducted pursuant to Section 4.2(e)(i).  Borrower agrees to promptly pay all reasonable and documented out-of-pocket fees, charges, costs and expenses (including fees, charges, costs and expenses of either outside counsel or internal legal staff, but not both; it being understood and agreed that the documentation of counsel’s fees and expenses may omit information that such counsel reasonably deems privileged), auditors (whether internal (at a per diem charge at the rate of $750 per person per day for each such auditor) or external), appraisers, consultants and advisors) incurred by Agent in connection with any Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party.  In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party, Borrower agrees to promptly pay all reasonable and documented out-of-pocket fees, charges, costs and expenses incurred by Lenders for one (1) counsel acting for all Lenders other than Agent.  All fees, charges, costs and expenses for which Borrower is responsible under this Section 1.3(e) shall be deemed part of the Obligations when incurred, payable upon demand or in accordance with the final sentence of Section 1.4 and secured by the Collateral.

1.4                                 Payments.  All payments by Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to the following account or such other place as Agent may from time to time designate in writing.

ABA No. 021-001-033

Account Number 502-328-54

Deutsche Bank Trust Company Americas

New York, New York

ACCOUNT NAME: GECC/CAF DEPOSITORY

Reference:  GE Capital re Playtex

Borrower shall receive credit on the day of receipt for funds received by Agent by 2:00 p.m. (New York time).  In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

Borrower hereby authorizes Lenders to make Revolving Credit Advances or Swing Line Advances, on the basis of their Pro Rata Shares, for the payment of (i) Letter of Credit reimbursement obligations and any amounts required to be deposited with respect to outstanding Letter of Credit Obligations pursuant to Sections 1.5(f) or 6.3(d), and (ii) after the occurrence and during the continuance of an Event of Default, interest, Fees and expenses (it being agreed that Agent will send a notice to Borrower promptly after any such Revolving Credit Advance or Swing Line Advance is made).

1.5                                 Prepayments.

(a)                                  Voluntary Prepayments of Loans.  At any time, Borrower may prepay the Loans, in whole or in part, without premium or penalty but subject to the payment of LIBOR Breakage Costs, if applicable.

(b)                                 Prepayments from Asset Dispositions.  Immediately upon receipt of any Net Proceeds which, when added to all other Net Proceeds received after the Closing Date, exceed $7,500,000, Borrower shall prepay the Loans in an amount equal to the amount of such

Net Proceeds.  Notwithstanding the foregoing, Borrower or any Subsidiary may reinvest the Net Proceeds of an Asset Disposition, within three hundred and sixty (360) days, in replacement assets (other than Intellectual Property) of a kind then used or usable in the business of Borrower or the applicable Guarantor.  If Borrower or the applicable Guarantor does not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Borrower or the applicable Guarantor having reinvested such Net Proceeds, Borrower shall, to the extent otherwise required by the first sentence of this Section 1.5(b), prepay the Loans in an amount equal to such Net Proceeds.  The payments shall be applied in accordance with Section 1.5(d).

(c)                                  [Intentionally Omitted]

(d)                                 Application of Proceeds.  With respect to any prepayments described in Section 1.5(b), such prepayments shall be applied as follows: first, in payment of the Term Loan until the Term Loan shall have been prepaid in full; second, to reduce the outstanding principal balance of the Swing Line Loan outstanding until the same has been repaid in full (but not as a permanent reduction of the Swing Line Commitment); and third, to the Revolving Credit Advances outstanding until the same has been repaid in full but not as a permanent reduction of the Revolving Loan Commitment.  Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Index Rate Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid, in each case in a manner which minimizes any resulting LIBOR Breakage Cost.

(e)                                  Application of Prepayments from Insurance Proceeds.  Prepayments from insurance proceeds and condemnation proceeds in accordance with Section 2.2 shall be applied as follows:  insurance proceeds from casualties or losses to cash or Inventory shall be applied first, to the Swing Line Loans and, second, to the Revolving Credit Advances; insurance from casualties or losses to, or condemnations proceeds with respect to, Equipment, Fixtures and Real Estate shall be applied first, to the Term Loan, second, to the Swing Line Loans and, third, to the Revolving Credit Advances.  Neither the Revolving Loan Commitment nor the Swing Line Loan Commitment shall be permanently reduced by the amount of any such prepayments.

(f)                                    Letter of Credit Obligations.  In the event any Letters of Credit are outstanding at the time that the Revolving Loan Commitment is terminated, Borrower shall (1) deposit with Agent for the benefit of all Revolving Lenders cash or deliver duly issued letter(s) of credit satisfactory to Agent in support of all outstanding Letters of Credit in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations to be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any Fees and expenses related thereto and (2) prepay the fee payable under Section 1.3(c) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit.  Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrower.

1.6                                 Maturity.  All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations shall become due and payable upon termination of this Agreement.  Until all Obligations have been fully paid and satisfied

(other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted), the Revolving Loan Commitment has been terminated and all Letters of Credit have been terminated or otherwise secured to the reasonable satisfaction of Agent in accordance with Section 1.5(f).  Agent shall be entitled to retain the security interests in the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws.  Notwithstanding anything contained in this Agreement to the contrary, upon any termination of the Revolving Loan Commitment, all of the Obligations shall be due and payable.

1.7                                 Eligible Accounts.  All of the Accounts owned by the Credit Parties and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies.  In addition to Reserves established on the Closing Date, following notice by Agent to Borrower given reasonably in advance, Agent shall have the right to establish or modify Reserves against Eligible Accounts from time to time in its good faith credit judgment based on its analysis of facts or events to reflect changes in the collectability of Accounts arising or discovered by Agent after the Closing Date.  Eligible Accounts shall not include any Account of any Credit Party:

(a)                                  that does not arise from the sale of goods or the performance of services by such Credit Party in the ordinary course of its business;

(b)                                 (i) upon which such Credit Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Credit Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c)                                  to the extent of any defense, counterclaim, setoff or dispute that is asserted as to such Account;

(d)                                 that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered;

(e)                                  with respect to which an invoice has not been sent to the applicable Account Debtor;

(f)                                    that (i) is not owned by such Credit Party or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders, and other than Permitted Encumbrances described in clause (a) and clause (l) of the definition of the term “Permitted Encumbrances”;

(g)                                 that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer with any Credit Party;

(h)                                 that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof which, when added to the other obligations of Account Debtors that are the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof, exceeds $5,000,000 in the aggregate unless Agent, in its sole discretion, has agreed to the contrary in writing and such Credit Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(i)                                     that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer;

(j)                                     to the extent such Credit Party or any Subsidiary of Borrower that is not a Credit Party is liable for goods sold or services rendered by the applicable Account Debtor to such Credit Party or such Subsidiary but only to the extent of the potential offset;

(k)                                  that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(l)                                     if any of the following applies to such Account:

(i)                                     the Account is not paid within the earlier of: 60 days following its due date set forth in its original invoice or, unless the Account is a Dating Account, 90 days following its original invoice date;

(ii)                                  the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii)                               a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(m)                               that is the obligation of an Account Debtor if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.7;

(n)                                 as to which Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien;

(o)                                 as to which any of the representations or warranties in the Loan Documents are untrue;

(p)                                 to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper, unless, in the case of Instrument or Chattel Paper, such Instrument and Chattel Paper, as the case may be, has been delivered to Agent as collateral security for the Obligations and Agent has obtained a first priority perfected Lien on such Instruments and Chattel Paper;

(q)                                 to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates (determined, solely for the purposes of this clause (q), as if the “10%” set forth in clause (a) of the definition of “Affiliate” were “51%” and without giving effect to clause (c) or clause (d) of such definition), as of any date of determination exceed 10% of all Eligible Accounts of all Credit Parties, other than (x) solely with respect to an Account owing by Wal-Mart, in which case such Account shall be ineligible to the extent that such Account, together with all other Accounts owing by Wal-Mart and its Affiliates (determined, solely for the purposes of this clause (q), as if the “10%” set forth in clause (a) of the definition of “Affiliate” were “51%” and without giving effect to clause (c) or clause (d) of such definition), as of any date of determination exceed 30% of all Eligible Accounts of all Credit Parties and (y) solely with respect to an Account owing by an Investment Grade Account Debtor, in which case such Account shall be ineligible to the extent that such Account, together with all other Accounts owing by such Investment Grade Account Debtor and its Affiliates (determined, solely for the purposes of this clause (q), as if the “10%” set forth in clause (a) of the definition of “Affiliate” were “51%” and without giving effect to clause (c) or clause (d) of such definition), as of any date of determination exceed 20% of all Eligible Accounts of all Credit Parties;

(r)                                    that is payable in any currency other than Dollars; or

(s)                                  that is a Chargeback Account.

1.8                                 Eligible Inventory.  All of the Inventory owned by the Credit Parties and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be “Eligible Inventory” for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies.  In addition to Reserves established on the Closing Date, following notice by Agent to Borrower given reasonably in advance, Agent shall have the right to establish or modify Reserves against Eligible Inventory from time to time in its good faith credit judgment based on its analysis of facts or events to reflect changes in the salability of Inventory arising or discovered by Agent after the Closing Date.  Eligible Inventory shall not include any Inventory of any Credit Party that:

(a)                                  is not owned by such Credit Party free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Credit Party’s performance with respect to that Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders, and except the Permitted Encumbrances described in clause (a), clause (e) and clause (l) of the definition of the term “Permitted Encumbrances”;

(b)                                 (i) is not located on premises owned, leased or rented by such Credit Party and set forth in Schedule 5.12 (as Schedule 5.12 may be updated from time to time in writing by listing additional locations or deleting existing locations delivered by Borrower to Agent on or prior to each such change of locations), (ii) is stored at a leased location, unless listed on Schedule 5.12 or Agent has received prior written notice thereof from Borrower and unless (x) a reasonably satisfactory landlord waiver has been delivered to Agent or no statutory or contractual landlord lien exists with respect to such Inventory, or (y) Reserves satisfactory to Agent have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory bailee letter has been received by Agent and Reserves reasonably satisfactory to Agent have been established with respect thereto, (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent or the Senior Secured Notes Trustee, unless a reasonably satisfactory mortgagee waiver has been delivered to Agent, (v) is located at any site if the aggregate book value of Inventory at any such location is less than $50,000, or (vi) is located on the premises of, or is in the possession of, a processor;

(c)                                  is placed on consignment or is in transit;

(d)                                 is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders and the Senior Secured Notes Trustee;

(e)                                  is excess, obsolete, unsaleable, shopworn, seconds, damaged or unfit for sale;

(f)                                    consists of display items or packing or shipping materials, manufacturing supplies or replacement parts;

(g)                                 consists of goods which have been returned by the buyer;

(h)                                 is not of a type held for sale in the ordinary course of such Credit Party’s business;

(i)                                     is not subject to a first priority lien in favor of Agent on behalf of itself and Lenders;

(j)                                     breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

(k)                                  consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(l)                                     is not covered by casualty insurance required to be maintained under Section 2.2 of this Agreement or otherwise reasonably acceptable to Agent; or

(m)                               with respect to which Agent does not have the right, in Agent’s reasonable determination, to freely transfer Inventory or complete the production of Inventory without the need for any license, sublicense or consent which has not been obtained.

1.9                                 [Intentionally Omitted]

1.10                           Loan Accounts.  Agent shall maintain a loan account (the “Loan Account”) on its books to record:  all Advances and the Term Loans, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations.  Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month.  Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within one hundred eighty (180) days after the date thereof, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.11                           Yield Protection; Illegality.

(a)                                  Capital Adequacy and Other Adjustments.  In the event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate in reasonable detail as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)                                 Increased LIBOR Funding Costs; Illegality.  Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s good-faith opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to continue to fund or maintain LIBOR Loans shall terminate until such time as such condition no longer exists in such Lender’s good-faith opinion (it being understood and agreed that Borrower shall not be required to pay any LIBOR Breakage Costs with respect to any Loans of such Lender terminated or converted in such circumstances) and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within ten (10) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans. If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR) or otherwise increase the cost (other than any taxes described in Section 1.12) to any Lender of making or maintaining a LIBOR Loan, then Borrower shall from time to time within fifteen (15) days after notice and demand from Agent to Borrower (together with the certificate referred to in the next sentence) pay to Agent, for the account of all such affected Lenders, additional amounts sufficient to compensate such Lenders for such increased cost.  A certificate in reasonable detail as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent on behalf of all such affected Lenders to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

1.12                           Taxes.

(a)                                  No Deductions.  Except as otherwise required by law, any and all payments or reimbursements made hereunder or under any of the other Loan Documents shall be made free and clear of and without deduction for any and all Charges, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding (A) net income taxes, franchise taxes (imposed in lieu of net income taxes) and branch profits taxes, in each case imposed on Agent or any Lender as a result of a present or former connection between Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document ); (B) any taxes that are attributable to such Lender’s failure to comply with the requirements of Section 1.12(c), unless such failure is attributable to a change in law (or interpretation thereof) that becomes effective after the date such Lender becomes a party to this Agreement; or (C) any taxes, including withholding taxes imposed on amounts payable to a Lender that becomes a party to this Agreement at the time such Lender becomes a party, except to the extent that such Lender’s assignor was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to any Charges, taxes, levies, imposts, deductions or withholdings (other than those excluded pursuant to clause (A) or clause (B) above).  If Borrower or any other Credit Party shall be required by law to deduct any Charges, taxes, levies, imposts, deductions or withholdings (other than those excluded pursuant to clause (A), clause (B) or clause (C) above) from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or Agent, then the sum payable hereunder or under any other Loan Document shall be increased as may be necessary so that, after making all required deductions, such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made.

(b)                                 Changes in Tax Laws.  In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof or (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof:

(i)                                     does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Letters of Credit issued hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for Charges, taxes, levies, imposts, deductions or withholdings excluded pursuant to clause (A), clause (B) or clause (C) in subsection 1.12(a), net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to principal, fees, interest or any other amount payable hereunder or changes in the rate of tax on the overall net income of Agent or such Lender); or

(ii)                                  does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;

and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing any Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents.  If Agent or such Lender becomes entitled to claim any additional amounts pursuant to this Section 1.12(b), it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Borrower (with a copy to Agent) shall, absent manifest error, be final, conclusive and binding for all purposes.

(c)                                  Foreign Lenders.  Each Lender that is not a citizen or resident of the United States, not a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), any estate that is subject to federal income taxation regardless of the source of its income or any trust that is not a “United States person” under Section 7701(a)(30)(E) of the Internal Revenue Code of 1986, as amended (a “Foreign Lender”) shall provide to Borrower and Agent two properly completed and executed IRS Form W-8BEN or Form W-8ECI or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code of 1986, as amended, with respect to payments of “portfolio interest” a statement substantially in the form attached as Exhibit 1.12 and a Form W-8BEN, or other applicable form, certificate or document prescribed by the IRS of the United States certifying as to such Foreign Lender’s entitlement to complete exemption from, or a reduced rate of, U.S. federal withholding tax with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a “Certificate of Exemption”).  Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent.  In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence, expiration, or invalidity of any form previously delivered by such Foreign Lender.  If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement and does not provide a Certificate of Exemption to Borrower and Agent as provided herein, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding, provided, that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

(d)                                 Change in Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.12 with respect to such Lender in a manner that requires Borrower to pay additional amounts to or for the account of such Lender, such Lender will, if reasonably requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 1.12(d) shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to Sections 1.12(a), (b) or (c).

1.13                           Common Enterprise.  Borrower is the direct or indirect and beneficial owner and holder of all of the issued and outstanding Stock in each Guarantor.  Borrower and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrower and Guarantors share a substantial identity of interests such that any benefit received by any one of them benefits the others.  Borrower and certain of the Guarantors render services to or for the benefit of Borrower and/or the other Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of Borrower and Guarantors (including inter alia, the payment by Borrower and Guarantors of creditors of the Borrower or Guarantors and guarantees by Borrower and Guarantors of indebtedness of Borrower and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of Borrower and Guarantors).  Borrower and Guarantors have centralized accounting, have substantially common officers and directors and are in certain circumstances, identified to creditors as a single economic and business enterprise.  Borrower and Guarantors agree that the foregoing shall continue to be true in all material respects until the Termination Date.

SECTION 2.
AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

2.1                                 Compliance With Laws and Contractual Obligations.  Each Credit Party will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which any Credit Party or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of such Credit Party or any of its Subsidiaries other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  This Section 2.1 shall not preclude any Credit Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP, subject to Section 3.2.

2.2                                 Insurance; Damage to or Destruction of Collateral.

(a)                                  The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Schedule 5.18 as in effect on the date hereof or otherwise in form and amounts reasonably acceptable to Agent and with the insurers that have a Financial Strength Rating of “A” or better and a Long-Term Debt Rating of “a” or better as rated by A.M. Best Company or any similar or successor rating organization.  Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.  If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter upon notice to Borrower obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable.  Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)                                 Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured.  Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing, as each Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of each Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance.  Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  Credit Parties shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance.  To the extent any insurance proceeds or condemnation proceeds received after the Closing Date do not exceed $7,500,000 for any occurrence or are business interruption insurance proceeds, Borrower may receive and retain such insurance proceeds or condemnation proceeds.  To the extent any insurance proceeds (other than business interruption insurance proceeds) or condemnation proceeds exceed $7,500,000 for any occurrence, Borrower may use such insurance proceeds or condemnation proceeds, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction if Borrower completes such replacement, restoration, repair or rebuilding within 360 days of such casualty.  If Borrower does not complete such replacement, restoration, repair or rebuilding within 360 days of such casualty, after deducting from any insurance or condemnation proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may apply such insurance or condemnation proceeds to the Obligations in accordance with Section 1.5(e) (and to the extent such proceeds have not been paid to the Agent, the Borrower shall make a payment to the Agent in the amount to be so applied).  All insurance or condemnation proceeds that are to be made available to Borrower or to another Credit Party to replace, repair, restore or rebuild the Collateral may be applied by Borrower, at its option, to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Loan Commitment).  To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.5(e).

2.3                                 Inspection; Lender Meeting.  Each Credit Party shall permit any authorized representatives of Agent to visit, audit and inspect any of the properties of such Credit Party, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and business with its officers, at reasonable times during normal business hours, which visits, audits and inspections, unless an Event of Default has occurred and is continuing, shall be made upon reasonable prior notice to such Credit Party and which shall not be conducted more than twice during any twelve consecutive month period.  Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence.  Without in any way limiting the foregoing, each Credit Party will participate and will cause key management personnel of each Credit Party to participate in a meeting with Agent and Lenders at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by Agent and approved by the Borrower, which approval shall not be unreasonably withheld, conditioned or delayed by Borrower.

2.4                                 Organizational Existence.  Except as otherwise permitted by Section 3.6, each Credit Party will and will cause its Subsidiaries to at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.

2.5                                 Environmental Matters.  Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) to the extent Real Estate owned by one or more Credit Parties constitutes an asset included in the Borrowing Base (it being understood and agreed that whether to include any such Real Estate in the Borrowing Base, and the terms and conditions thereof, shall be determined by Agent and Lenders in their sole discretion), implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability assuming continued use as an industrial facility of such Real Estate and, in the case of all Real Estate owned by Credit Parties (whether or not included in the Borrowing Base), implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to comply in all material respects with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Credit Party or its Subsidiaries in excess of $500,000; and (d) promptly forward to Agent a copy of any material, non-privileged order, notice, request for information or any communication or report received by such Credit Party or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $500,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.  If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Person under its control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party and its Subsidiaries shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) if the Credit Party fails to cause the performance of such environmental audit, permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate in its reasonable judgment, including subsurface sampling of soil and groundwater.  Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

2.6                                 Landlords’ Agreements, Mortgagee Agreements, Bailee and Processor Letters and Real Estate Purchases  Each Credit Party shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee or processor letter, as applicable, from the lessor of each leased property, mortgagee of owned property, bailee or processor with respect to any warehouse, processor or converter facility or other location where Collateral (in each case where Collateral with a fair market value of greater than $50,000 is located) is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or processor may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent.  With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if Agent has not received a landlord or mortgagee agreement or bailee or processor letter as of the Closing Date (or, if later, as of the date such location is acquired or leased), the Eligible Inventory, Eligible Processor Inventory, Eligible Returned Inventory or Eligible Remnant Inventory at that location shall, in Agent’s discretion, be subject to such Reserves as may be established by Agent in its reasonable credit judgment.  After the Closing Date, no real property or warehouse space shall be leased by any Credit Party or its Subsidiary, no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date and no Eligible Equipment shall be transferred to a location different from those indicated in Attachment A to Schedule 1 to Exhibit 4.2(d) unless and until (i) such other locations are described in writing to the Agent in advance of lease, shipment or transfer, (ii) a satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location, and (iii) in the case of Eligible Equipment, such Eligible Equipment is segregated or otherwise separately identifiable from goods of other Persons, if any, stored on the premises (unless, in each case, the fair market value of such Eligible Equipment and other Collateral at such location is less than $50,000).  Each Credit Party shall and shall cause its Subsidiaries to timely and fully pay and perform their obligations in all material respects under all leases and other agreements with respect to each leased location or public warehouse where any Collateral with a fair market value in excess of $50,000 is or may be located.

2.7                                 Conduct of Business.  Each Credit Party shall at all times maintain, preserve and protect all of its material assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Schedule 2.7 unless such Credit Party has given Agent 15 days prior written notice of any additional or changed corporate or trade name.

2.8                                 Merger of Securitization Vehicle.  Borrower shall cause Playtex A/R LLC, a Delaware limited liability company, to merge into Borrower, with Borrower as a surviving entity, on the Closing Date and shall deliver evidence thereof to Agent.

2.9                                 Further Assurances.

(a)                                  Each Credit Party shall, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

(b)                                 In the event that, after the Closing Date, any Credit Party acquires an ownership interest in fee simple in any real property which has a fair market value in excess of $1,000,000 or which is adjacent or contiguous to any real property subject to Mortgage, such Credit Party shall deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance reasonably satisfactory to Agent, together with such title insurance policies, surveys, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by Agent.

(c)                                  Each Credit Party shall (i) cause each Person, upon its becoming a Domestic Subsidiary of such Credit Party (provided, that this shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the real, personal and mixed property of such Person to secure the Obligations and (ii) pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, all of the Stock of any additional Subsidiary of any Credit Party to secure the Obligations; provided, that with respect to any Person that becomes a Foreign Subsidiary of a Credit Party hereunder, not more than 65% of the voting Stock in such Foreign Subsidiary will be required to be pledged to secure the Obligations.  The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent and as are acceptable to Borrower, which acceptance shall not be unreasonably denied, conditioned or delayed by Borrower, and shall be accompanied by such opinions, certificates and other documents and instruments as reasonably requested by Agent.

SECTION 3.
NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

3.1                                 Indebtedness.  The Credit Parties shall not and shall not cause or permit their Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 3.4) except:

(a)                                  the Obligations;

(b)                                 Indebtedness consisting of intercompany loans and advances made by Borrower to any Guarantor or by a Guarantor to Borrower;

(c)                                  Indebtedness outstanding on the Closing Date described in Schedule 3.1 and refinancings thereof or amendments or modifications thereto that do not have the effect of (i) increasing the principal amount thereof (other than with respect to refinancing costs and premiums) or changing the amortization thereof (other than to extend the same), (ii) increasing the interest rate on such Indebtedness being refinanced, amended or modified; (iii) changing the dates upon which payments of principal are due on such Indebtedness being refinanced, amended or modified (other than to extend the due date thereof); (iv) changing any event of default or add or make more restrictive any covenant with respect to such Indebtedness being refinanced, amended or modified; (v) changing the redemption or prepayment provisions of the Indebtedness being refinanced, amended or modified; (vi) changing the subordination provisions of the Indebtedness being refinanced, amended or modified (or the subordination terms of any guaranty thereof); (vii) granting Liens on additional collateral or securing all or any part of the Indebtedness being refinanced, amended or modified that is unsecured or (viii) increasing the portion of interest payable in cash with respect to any Indebtedness being refinanced, amended or modified for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue;

(d)                                 Indebtedness of Borrower evidenced by the Senior Secured Notes in a principal amount not to exceed $460,000,000 in the aggregate at any time outstanding;

(e)                                  unsecured Subordinated Debt of Borrower evidenced by the Senior Subordinated Notes in a principal amount not to exceed $350,000,000 in the aggregate at any time outstanding;

(f)                                    Indebtedness of Credit Parties in a principal amount not to exceed $10,000,000 in the aggregate at any time outstanding secured by purchase money Liens or incurred with respect to Capital Leases;

(g)                                 other unsecured Subordinated Debt of Credit Parties incurred after the Closing Date in a principal amount not to exceed $10,000,000 in the aggregate at any time outstanding;

(h)                                 Indebtedness incurred by Playtex Canada owing to GE Capital or an Affiliate of GE Capital in a principal amount not to exceed $25,000,000 in the aggregate at any time outstanding, provided, that no Credit Party shall have any direct or indirect obligation or liability for or with respect to any such Indebtedness (other than (1) guaranty thereof by Borrower as long as recourse thereof is limited to the Stock in Playtex Canada owned by Borrower and (2) a pledge of Stock in Playtex Canada to secure such Indebtedness and related obligations; and

(i)                                     other unsecured Indebtedness of Credit Parties incurred after the Closing Date in a principal amount not to exceed $10,000,000 in the aggregate at any time outstanding.

3.2                                 Liens and Related Matters.

(a)                                  No Liens.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Credit Party or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including, without limitation, those Liens constituting Permitted Encumbrances existing on the date hereof and renewals and extensions thereof, as set forth on Schedule 3.2).

(b)                                 No Negative Pledges.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents and other than as provided in (x) the Senior Subordinated Note Documents and Senior Secured Note Documents, each as in effect on the Closing Date and (y) any purchase money mortgages evidencing purchase money Liens or Capital Leases permitted hereunder (in which case, any prohibition or limitation shall only be effective against the assets financed thereby)) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

(c)                                  No Restrictions on Subsidiary Distributions to Borrower.  Except as provided herein and in the Senior Subordinated Note Documents and Senior Secured Note Documents, each as in effect on the Closing Date and other than pursuant to documentation relating to Indebtedness permitted pursuant to Section 3.1(h) hereof and only encumbering or restricting Playtex Canada, the Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by Borrower or any other Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary.

3.3                                 Investments.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly make or own any Investment in any Person except:

(a)                                  Borrower and its Subsidiaries may make and own Investments in Cash Equivalents;

(b)                                 Borrower may make intercompany loans to one or more Guarantors;

(c)                                  Guarantors may make intercompany loans to Borrower;

(d)                                 Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1,000,000 in the aggregate at any time outstanding;

(e)                                  each Credit Party may make Investments in its Domestic Subsidiaries;

(f)                                    extensions of trade credit in the ordinary course of business;

(g)                                 Investments in existence on the date hereof (and not otherwise included in any subsection of this Section 3.3) listed on Schedule 3.3 and extensions, renewals, or restatements thereof that are on terms and conditions no less favorable to Agent or any Lender and on terms and conditions not materially less favorable to any Credit Party, in each case as determined by Agent in its reasonable discretion, than the terms and conditions of the Investment being extended, renewed or restated;

(h)                                 Investments in Foreign Subsidiaries in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

(i)                                     if in the reasonable judgment of the Borrower or any of its Subsidiaries, any customer is deemed to be in a reorganization or unable to make a timely cash payment on Indebtedness of such customer owing to it, each of the Borrower and its Subsidiaries may invest in securities issued by such customer or any affiliate thereof in lieu of cash payments; provided, that the Borrower or such Subsidiary, as the case may be, has paid no new consideration (other than the forgiveness of Indebtedness or other obligations) therefor; and

(j)                                     other Investments in an aggregate amount not to exceed $5,000,000.

3.4                                 Contingent Obligations.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a)                                  Letter of Credit Obligations;

(b)                                 those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(c)                                  those existing on the Closing Date and described in Schedule 3.4;

(d)                                 those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(e)                                  those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $1,000,000 in aggregate liability;

(f)                                    those incurred with respect to Indebtedness permitted by Section 3.1 (other than Section 3.1(h)), provided, that any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations,and provided, further,that if any Person guarantees payment or performance of any or all of the obligations under any or all of the Senior Secured Note Documents or Senior Subordinated Note Documents and such Person is not a guarantor or direct obligor with respect to the Obligations, the Credit Parties shall cause such Person to guarantee payment of the Obligations and grant to Agent a Lien on such Person’s assets in a manner consistent with the terms of the Loan Documents;

(g)                                 Contingent Obligations of Borrower to extent described in clause (1) in the parenthetical in Section 3.1(h);

(h)                                 Contingent Obligations of the Borrower in respect of obligations of one or more Domestic Subsidiaries of the Borrower; and

(i)                                     other Contingent Obligations not permitted by clauses (a) through (g) above as long as such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed $1,000,000.

3.5                                 Restricted Payments.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

(a)                                  Subsidiaries of Borrower may make Restricted Payments to Borrower or any Domestic Subsidiary;

(b)                                 Borrower may make regularly scheduled cash interest payments pursuant to the terms of the Senior Subordinated Note Documents as in effect on the Closing Date;

(c)                                  Borrower may reimburse reasonable out-of-pocket expenses payable to Stockholders of the Borrower; provided,that no Default or Event of Default exists at the time of any such Restricted Payment or would occur as a result thereof; and

(d)                                 Borrower may repurchase Stock owned by employees of Borrower or its Affiliates whose employment with Borrower or its Affiliates has been terminated, provided,that such payments shall not exceed $500,000 in any Fiscal Year or $2,500,000 during the term of this Agreement and provided, further, that no Event of Default exists at the time of such Restricted Payment or would occur as a result thereof.

3.6                                 Restriction on Fundamental Changes.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly:  (a) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement unless required by law or unless doing so would not have a Material Adverse Effect; (b) consummate any transaction of merger or consolidation except, upon not less than five (5) Business Days prior written notice to Agent, any wholly-owned Subsidiary of Borrower may be merged with or into Borrower (provided, that Borrower is the surviving entity) or any other wholly-owned Subsidiary of Borrower; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person.

3.7                                 Disposal of Assets or Subsidiary Stock.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly convey, sell, lease (as lessor), sublease (as sublessor), transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (a) sales of inventory in the ordinary course of business and dispositions of worn out or obsolete equipment, fixtures or real estate not used or useful in the business, (b) Asset Dispositions by Borrower and its Subsidiaries (excluding sales of Accounts and Stock of any of Subsidiaries) if all of the following conditions are met:  (i)  the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $25,000,000; (ii) the consideration received is at least equal to the fair market value of such assets; (iii) at least 75% of the consideration received is cash; (iv) the Net Proceeds of such Asset Disposition are applied as required by Section 1.5(b); and (v) no Default or Event of Default then exists or would result from such Asset Disposition, (c) sales, leases, transfers or other dispositions of assets by any Subsidiary to Borrower or any other Credit Party, (d) sales, leases, transfers or other dispositions constituting Investments permitted by Section 3.3, and (e) sales, leases, transfers or other dispositions of Investments permitted by Section 3.3.

3.8                                 Transactions with Affiliates.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party, except (a) as set forth on Schedule 3.8, (b) transactions pursuant to the reasonable requirements of the business of any such Credit Party or any of its Subsidiaries and upon fair and reasonable terms which are no less favorable to any such Credit Party or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation (including employee benefit arrangements) to officers and employees for services actually rendered to any such Credit Party or any of its Subsidiaries, (d) payment of director’s fees, (e) any employee benefit plan available to employees of Borrower generally and (f) transactions among Credit Parties otherwise permitted by this Agreement.

3.9                                 Conduct of Business.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly engage in any business other than businesses of the type described on Schedule 3.9 or any other business reasonably related thereto or extensions thereof, except for Subsidiaries established, created or acquired with the proceeds of an Investment to the extent such Investment is permitted under and in accordance with Section 3.3.

3.10                           Changes Relating to Indebtedness.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly change or amend the terms of any of its Indebtedness permitted by Sections 3.1(c), (d) and (f) if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal or interest are due on or principal amount of such Indebtedness; (c) change any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (d) change the redemption or prepayment provisions of such Indebtedness; (e) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Credit Party or Lenders; or (g) increase the portion of interest payable in cash with respect to any Indebtedness for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue.

3.11                           Fiscal Year.  No Credit Party shall change its Fiscal Year or permit any of its Subsidiaries to change their respective fiscal years.

3.12                           Press Release; Public Offering Materials.  Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any public disclosure, other than any prospectus, proxy statement or other materials filed with any Governmental Authority, using the name of GE Capital or its affiliates without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such public disclosure.  Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof.  Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

3.13                           Subsidiaries.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary, except for Subsidiaries established, created or acquired with the proceeds of any Investment to the extent such Investment is permitted under and in accordance with Section 3.3.

3.14                           Bank Accounts.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to establish any new bank accounts without prior written notice to Agent and unless Agent and the bank at which the account is to be opened enter into a tri-party agreement regarding such bank account pursuant to which such bank acknowledges the security interest of Agent in such bank account, agrees to comply with instructions originated by Agent directing disposition of the funds in the bank account without further consent from such Credit Party or Subsidiary, agrees to subordinate and limit any security interest the bank may have in the bank account on terms reasonably satisfactory to Agent and agrees, from and after the receipt of a notice from Agent (which may be given by Agent at any time at which an Event of Default has occurred and is continuing), to forward immediately all amounts in each account to the collection account of Agent set forth in Section 1.4 and to commence the process of daily sweeps from such bank account into such collection account.  No Credit Party shall, or shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in any disbursement account or payroll accounts as of any date of determination in excess of checks and debits outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.  With respect to the bank account maintained with Banco Popular de Puerto Rico, in San Juan Puerto Rico, the account number of which is set forth opposite its name on Schedule 3.14, Credit Parties shall cause Banco Popular de Puerto Rico to forward any amount on deposit in that account to the bank account maintained with Wells Fargo Bank, the account number of which is set forth opposite its name on Schedule 3.14 (the “Concentration Account”) not less frequently than once each month (and in any event Credit Parties shall cause Banco Popular de Puerto Rico to immediately forward to the Concentration Account all amounts on deposit in that account if the balance of such account equals or exceeds $250,000).  With respect to the bank account maintained with Fleet Bank CT, the account number of which is set forth opposite its name on

Schedule 3.14, Credit Parties shall not permit the balance on deposit in that account to exceed $25,000 at any time (net of debits and checks written but not yet cleared against the balance on deposit in that account).  With respect to the bank account maintained with U.S. Bank National Association, the account number of which is set forth opposite its name on Schedule 3.14, Credit Parties shall not permit the balance on deposit in that account to exceed $150,000 at any time (net of debits and checks written but not yet cleared against the balance on deposit in that account).

3.15                           Hazardous Materials.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by the Credit Parties or any of their Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, in each case other than such violations, Environmental Liabilities or adverse impacts of value or marketability that could not reasonably be expected to have a Material Adverse Effect.

3.16                           ERISA.  The Credit Parties shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

3.17                           Sale-Leasebacks.  The Credit Parties shall not and shall not cause or permit any of their Subsidiaries to engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

3.18                           Prepayments of Other Indebtedness.  No Credit Parties shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness (including, without limitation, Indebtedness under or pursuant to one or more Senior Secured Note Documents or Indebtedness under or pursuant to one or more Senior Subordinated Note Documents), other than (i) the Obligations and (ii) intercompany Indebtedness reflecting amounts owing to Borrower or any Guarantor.

3.19                           Changes to Material Contracts.  The Credit Parties shall not and shall not cause or permit any of their Subsidiaries to change or amend the terms of any of the following material contracts: (i) Amended Trademark License Agreement dated November 19, 1991 by and between Playtex Marketing Corporation, a Delaware corporation, as licensor, and Playtex Apparel, Inc., a Delaware corporation, and Playtex Family Products Corporation, a Delaware corporation, as licensees (relating to “Playtex” and “Living” marks in United States and Canada); (ii) Trademark License Agreement (U.S.), dated 1995 and executed February 24, 1995, by and between Reckitt & Colman, Inc., a Delaware corporation, as licensor, and Borrower, as licensee (relating to “Woolite” mark in United States); (iii) Trademark License Agreement (Canada), dated 1999 by and between Reckitt & Colman Canada, Inc., a Canada corporation, as licensor, and Borrower (relating to “Woolite” mark in Canada); and (iv) License Agreement dated as of March 31, 1999 between Melrose Products Limited, a company registered under the laws of Guernsey, as licensor, and Borrower, as licensee (relating to patents with respect to the design and flexible tubing in manufacturing) (it being agreed that extensions of the terms of, or delivery of notices as contemplated by, any of the foregoing agreements shall not be prohibited by this Section 3.19).

SECTION 4.
FINANCIAL COVENANTS/REPORTING

Borrower covenants and agrees that from and after the date hereof until the Termination Date, Borrower shall perform and comply with, and shall cause each of the other Credit Parties to perform and comply with, all covenants in this Section 4 applicable to such Person.

4.1                                 [Intentionally Omitted]

4.2                                 Financial Statements and Other Reports.  Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that the quarterly Financial Statements are not required to have footnote disclosures).  Borrower will deliver each of the Financial Statements and other reports described below to Agent (and each Lender in the case of the Financial Statements and other reports described in Sections 4.2(a), (b), (d), (f), (g), (h), and (k)).

(a)                                  Quarterly Financials.  As soon as available and in any event within forty-five (45) days after the end of each quarter (excluding the last quarter of each Fiscal Year of Borrower), Borrower will deliver (1) the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such quarter, and the related consolidated statements of income, stockholders’ equity and cash flow for such quarter and for the period from the beginning of the then current Fiscal Year of Borrower to the end of such quarter and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year.

(b)                                 Year-End Financials.  As soon as available and in any event within ninety (90) days after the end of each Fiscal Year of Borrower, Borrower will deliver (1) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income and the related consolidated statements of stockholders’ equity and cash flow for such Fiscal Year and (2)  a report with respect to the consolidated Financial Statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit.

(c)                                  Accountants’ Reports.  Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Borrower or its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(d)                                 Additional Deliveries.

(i)                                     To Agent, upon its request, and in any event no less frequently than noon (New York time) on, five (5) Business Days after the end of each Fiscal Month (together with a copy of any of the following reports requested by Agent in writing after the Closing Date), Borrower will deliver each of the following reports, each of which shall be prepared by Borrower as of the last day of the immediately preceding Fiscal Month or the date 2 days prior to the date of any such request:

(A)                              a Borrowing Base Certificate with respect to Credit Parties, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion (in substantially the same form as Exhibit 4.2(d) (a “Borrowing Base Certificate”) as of the last day of such period (it being understood and agreed that, at its option, Borrower may deliver the Borrowing Base Certificate and such supporting detail and documentation more frequently than on a monthly basis, but not more frequently than on a weekly basis);

(B)                                with respect to Credit Parties, a summary of Inventory by location and type with a supporting perpetual Inventory report and a slow-moving Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

(C)                                with respect to Credit Parties, a monthly trial balance showing Accounts outstanding aged from invoice date as follows:  1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

(ii)                                  To Agent, if requested by Agent in connection with or following the delivery of a Borrowing Base Certificate, collateral reports with respect to Credit Parties, including all additions and reductions (cash and non-cash) with respect to Accounts of Credit Parties, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the Borrower as of the last day of the immediately preceding week or the date 2 days prior to the date of any request;

(iii)                               To Agent, no later than the tenth (10th) Business Day after the end of each Fiscal Month and at the time of the delivery of each quarterly Financial Statements pursuant to this Section 4.2, as the case may be:

(A)                              (x) no later than the tenth (10th) Business Day after the end of each Fiscal Month, a reconciliation of the most recent Borrowing Base, general ledger and month-end Inventory reports of Credit Parties to Credit Parties’ general ledger and (y) together with each delivery of the quarterly Financial Statements, a reconciliation of the most recent Borrowing Base, general ledger and month-end Inventory reports of

Credit Parties to such quarterly Financial Statements, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(B)                                (x) no later than the tenth (10th) Business Day after the end of each Fiscal Month, a reconciliation of the perpetual inventory by location to Credit Parties’ most recent Borrowing Base Certificate and general ledger and (y) together with each delivery of the quarterly Financial Statements, a reconciliation of the perpetual inventory by location to such quarterly Financial Statements, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(C)                                (x) no later than the tenth (10th) Business Day after the end of each Fiscal Month, an aging of accounts payable and a reconciliation of that accounts payable aging to Credit Parties’ general ledger and (y) together with each delivery of the quarterly Financial Statements, an aging of accounts payable and a reconciliation of that accounts payable aging to such quarterly Financial Statements, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(D)                               (x) no later than the tenth (10th) Business Day after the end of each Fiscal Month, a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to Credit Parties’ general ledger and (y) together with each delivery of the quarterly Financial Statements, a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to such quarterly Financial Statements, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(E)                                 no later than the tenth (10th) Business Day after the end of each Fiscal Month, supporting detail and documentation satisfactory to Agent in its reasonable discretion relating to (i) the current and historical performance of Eligible Remnant Inventory and (ii) credit memos issued with respect to the Credit Memo Chargeback Accounts;

(F)                                 together with each delivery of the quarterly Financial Statements, a summary of the outstanding balance of all intercompany loans owing by Borrower and owing by each Guarantor as of the last day of the applicable Fiscal Quarter;

(G)                                together with each delivery of the quarterly Financial Statements, a summary of the license royalty payments owing by each Credit Party as of the last day of the applicable Fiscal Quarter with respect to material contracts listed in clauses (i), (ii), (iii) and (iv) of Section 3.19, and a certificate that, to the Borrower’s knowledge, no default exists with respect to each such contract; and

(H)                               together with each delivery of the quarterly Financial Statements, a listing of each transaction with an Affiliate permitted pursuant to Section 3.8 hereto which involves payments or assets of greater than $1,000,000;

(iv)                              on the Closing Date and together with each delivery of the annual Financial Statements, and more frequently at any time there is a material increase in any rent or any storage, processing, freight or shipping charge, with respect to each leased, warehouse, processor or converter facility or other location where Collateral is stored or located (in each case where Collateral with a fair market value of greater than $50,000 is stored or located) (w) a schedule of rents showing the monthly rent due or other monthly charges due, (x) a schedule of accrued and unpaid storage and/or processing charges for the storage and/or processing of goods, (y) a schedule of accrued and unpaid charges of freight carrier or shipping company charges for the transportation of goods and (z) a certificate that, to the Borrower’s knowledge, no default exists with respect to each applicable agreement with such landlord, processor, bailee or freight carrier or shipping company;

(v)                                 To Agent, at the time of delivery of each of the annual Financial Statements delivered pursuant to this Section 4.2, (i) a listing of government contracts of each Credit Party subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Year.

(e)                                  Field Audits; Appraisals; Inspections.

(i)                                     Any of Agent’s officers, employees or agents shall have the right, at any time or times, in the name of Agent, any designee of Agent, or any Credit Party (after, unless an Event of Default has occurred and is continuing, providing Borrower with a reasonable opportunity to consult with Agent regarding such verification process) to verify the validity, amount or any other matter relating to Accounts or Inventory by mail, telephone, consultations, electronic communication, personal inspection or otherwise and to conduct field audits of the financial affairs and Collateral of the Credit Parties, which field audits, absent the occurrence and continuation of an Event of Default, Agent shall conduct no more frequently than twice each Fiscal Year and, following the occurrence and during the continuation of an Event of Default, more frequently if Agent requests.  Credit Parties shall cooperate fully with Agent and its agents in an effort to facilitate and promptly conclude any such verification process and field audits, all of which shall be at the expense of Credit Parties.

(ii)                                  At Credit Parties’ expense, at any time while and so long as an Event of Default shall have occurred and be continuing, and in the absence of an Event of Default not more than once during any twelve (12) month period commencing with the Closing Date, Agent may obtain appraisal reports of Inventory in form and substance and from appraisers reasonably satisfactory to Agent.  Credit Parties shall cooperate fully with such appraisers, Agent and its agents in an effort to facilitate and promptly conclude any such appraisal.

(iii)                               At Credit Parties’ expense, at any time while and so long as an Event of Default shall have occurred and be continuing, and in the absence of an Event of Default not more than once during any twelve (12) month period commencing with the Closing Date, Agent may obtain appraisal reports of Eligible Equipment in form and substance and from appraisers reasonably satisfactory to Agent.  Credit Parties shall cooperate fully with such appraisers, Agent and its agents in an effort to facilitate and promptly conclude any such appraisal.

(iv)                              At Credit Parties’ expense, at any time while and so long as an Event of Default shall have occurred and be continuing, and in the absence of an Event of Default not more than once during any twelve (12) month period commencing with the Closing Date, Agent may obtain appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current fair market value of all or any portion of the Real Estate owned by Credit Parties, provided, that, in the absence of an Event of Default, such appraisals will not be required hereunder as long as Real Estate owned by one or more Credit Parties does not constitute an asset included in the Borrowing Base (it being understood and agreed that whether to include any such Real Estate in the Borrowing Base, and the terms and conditions thereof, shall be determined by Agent and Lenders in their sole discretion).  Credit Parties shall cooperate fully with such appraisers, Agent and its agents in an effort to facilitate and promptly conclude any such appraisal.

(v)                                 Notwithstanding the foregoing to the contrary, from time to time, if Agent reasonably determines that obtaining appraisals is necessary in order for Agent or such Lender to comply with applicable laws or regulations, Agent will, at Credit Parties’ expense, obtain appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of the Real Estate owned by Credit Parties.

(f)                                    Projections.  As soon as available and in any event no later than forty-five (45) days after each of Borrower’s Fiscal Years, Borrower will deliver Projections of Borrower and its Subsidiaries for the forthcoming three (3) fiscal years, year by year, and for the forthcoming fiscal year, quarter by quarter.

(g)                                 SEC Filings and Press Releases.  Promptly upon their becoming available, Borrower will deliver copies of (1) all Financial Statements, reports, notices and proxy statements sent or made available by Borrower or any of its Subsidiaries to their Stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority, and (3) all press releases and other statements made available by Borrower or any of its Subsidiaries to the public concerning developments in the business of any such Person.

(h)                                 Events of Default, Etc.  Promptly upon any Responsible Officer of any Credit Party obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower or any of its Subsidiaries with respect to any such event or condition and a certificate of Borrower’s Responsible Officer specifying the nature and period of existence of such event or condition and what action Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto:  (1) any condition or event that constitutes an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 6.1(b); (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect; (4) any default or event of default under or with respect to any or all of the Senior Secured Note Documents; (5) any default or event of default under or with respect to any or all of the Senior Subordinated Note Documents; or (6) any default or event of default with respect to any Indebtedness of Borrower or any of its Subsidiaries having a principal amount in excess of $3,000,000.

(i)                                     Litigation.  Promptly upon Responsible Officer or general counsel of any Credit Party obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of such Credit Party after due inquiry, threatened against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries (“Litigation”) not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Credit Party or any property of any Credit Party which, in the case of clause (1) or clause (2) above, could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

(j)                                     Notice of Corporate and other Changes.  Borrower shall provide prompt written notice of (1)  any change after the Closing Date in the authorized and issued Stock of any Credit Party or any Subsidiary of any Credit Party or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents, (2) any Subsidiary created or acquired by any Credit Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (3) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 5 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect.  The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

(k)                                  Compliance Certificate.  Together with each delivery of year-end Financial Statements of Borrower and its Subsidiaries pursuant to Sections 4.2(b), Credit Parties will deliver a fully and properly completed Compliance Certificate (in substantially the same form as Exhibit 4.2(k) (the “Compliance, Certificate”) signed by each Credit Party’s chief executive officer, chief financial officer, president, treasurer or controller.

(l)                                     Customer Concentration.  Borrower shall provide prompt written notice if the Accounts of any customer (other than Wal-Mart and Investment Grade Account Debtors) exceed in the aggregate an amount equal to ten percent of the aggregate of all Accounts of the Credit Parties at any time.

(m)                               Other Information.  With reasonable promptness, Borrower will deliver such other information and data with respect to any Credit Party or any Subsidiary of any Credit Party as from time to time may be reasonably requested by Agent.

(n)                                 Taxes.  Borrower shall provide prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect and (ii) any written agreement by any Credit Party or any of its Subsidiaries or request directed to any Credit Party or any of its Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

4.3                                 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Financial statements and other information furnished to Agent pursuant to Section 4.2 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided, that no Accounting Change shall affect financial covenants, standards or terms in this Agreement; provided, further, that Borrower shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.

SECTION 5.
REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into the Loan Documents, to make Loans and to issue or cause to be issued Letters of Credit, Credit Parties, jointly and severally, represent, warrant and covenant to Agent and each Lender that the following statements are and, after giving effect to the Related Transactions, will remain true, correct and complete until the Termination Date with respect to all Credit Parties:

5.1                                 Disclosure.  No representation or warranty of any Credit Party contained in this Agreement, the Financial Statements referred to in Section 5.5, the other Related Transactions Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transactions Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  On the Closing Date, after giving effect to the consummation of the Related Transactions, no default or event of default under or with respect to any of the Related Transactions Documents, any

Senior Secured Note Documents or any Senior Subordinated Note Documents has occurred and is continuing

5.2                                 No Material Adverse Effect.  Since December 31, 2002 there have been no events or changes in facts or circumstances affecting any Credit Party or any of its Subsidiaries which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Disclosure Schedules.

5.3                                 No Conflict.  The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of any Credit Party or any of its Subsidiaries except if such violations, conflicts, breaches or defaults could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.4                                 Organization, Powers, Capitalization and Good Standing.

(a)                                  Organization and Powers.  Each of the Credit Parties and each of their Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, the jurisdiction of organization and all jurisdictions in which each Credit Party is qualified to do business are set forth on Schedule 5.4(a).  Each of the Credit Parties and each of their Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the transactions contemplated by the Loan Documents.

(b)                                 Capitalization.  As of the Closing Date:  (i) the authorized Stock of each of the Credit Parties and each of their Subsidiaries is as set forth on Schedule 5.4(b); (ii) all issued and outstanding Stock of each of the Credit Parties and each of their Subsidiaries is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and other than Permitted Encumbrances described in clause (a) and clause (l) of the definition of the term “Permitted Encumbrances”, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of the Stock of each of the Credit Parties (other than Borrower) and each of their Subsidiaries and the percentage of their fully-diluted ownership of the Stock of each of the Credit Parties (other than Borrower) and each of their Subsidiaries is set forth on Schedule 5.4(b); and (iv) no Stock of any Credit Party or any of their Subsidiaries, other than those described above, are issued and outstanding.  Except as provided in Schedule 5.4(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party or any of their Subsidiaries of any Stock of any such entity.

(c)                                  Binding Obligation.  This Agreement is, and the other Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms.

5.5                                 Financial Statements and Projections.  All Financial Statements concerning Credit Parties and their Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments.

(a)                                  The consolidated balance sheets at December 28, 2002 and the related statement of income of Borrower and its Subsidiaries, for the Fiscal Year then ended, audited by KPMG LLP.

(b)                                 The consolidated balance sheet at December 27, 2003 and the related statement of income of Borrower and its Subsidiaries for the twelve (12) months then ended.

The Projections delivered on or prior to the Closing Date and the updated Projections delivered pursuant to Section 4.2(h) represent and will represent as of the date thereof the good faith reasonable estimate of Credit Parties and their senior management based upon reasonable assumptions at the time made concerning the course of their business (it being understood that the Projections may not be realized).

5.6                                 Intellectual Property.  Each of the Credit Parties and its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the condition (financial or other), business or operations of such Credit Party and its Subsidiaries and all Copyrights, Patents and Trademarks existing in the United States, as of the Closing Date, are identified on Schedule 5.6 and fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances.  As of the Closing Date, except as disclosed in Schedule 5.6, the use of such Intellectual Property by the Credit Parties and their Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person to infringe on the rights of any Person.

5.7                                 Investigations, Audits, Etc.  As of the Closing Date, except as set forth on Schedule 5.7, no Credit Party or any of their Subsidiaries is the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law.

5.8                                 Employee Matters.  As of the Closing Date, except as set forth on Schedule 5.8, (a) no Credit Party or Subsidiary of a Credit Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Credit Party or any of their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of their Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any Credit Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of each Credit Party and each of their Subsidiaries comply with the Fair Labor Standards Act to the extent applicable, and each other material federal, state, local or foreign law applicable to such matters.  As of the Closing Date, except as set forth on Schedule 5.8, neither Borrower nor any of its Subsidiaries is party to an employment contract.

5.9                                 Solvency.  Each of the Credit Parties and its Subsidiaries is Solvent.

5.10                           Litigation; Adverse Facts.  As of the Closing Date, except as set forth on Schedule 5.10, there are no judgments outstanding against any Credit Party or any of its Subsidiaries or affecting any property of any Credit Party or any of its Subsidiaries, nor is there any Litigation pending, or to the best knowledge of any Credit Party threatened, against any Credit Party or any of its Subsidiaries which could reasonably be expected to result in any Material Adverse Effect.

5.11                           Use of Proceeds; Margin Regulations.

(a)                                  No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System.  If requested by Agent, each Credit Party will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form 0-1, as applicable, referred to in Regulation U.

(b)                                 Borrower shall utilize the proceeds of the Loans solely for the Refinancing (and to pay any related transaction expenses), and for the financing of Borrower’s and its Subsidiaries’ ordinary working capital and general corporate needs.  Schedule 5.11 contains a description of Borrower’s sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred for particular uses.

5.12                           Ownership of Real Property; Liens.  As of the Closing Date, the real estate (“Real Estate”) listed in Schedule 5.12 constitutes all of the real property owned, leased, subleased, or used by any Credit Party or any of its Subsidiaries.  As of the Closing Date, each of the Credit Parties and each of its Subsidiaries owns good and marketable fee simple title to all of its material owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Schedule 5.12, and copies of all such leases or a summary of terms thereof as in effect on the Closing Date reasonably satisfactory to Agent have been delivered to

Agent.  Schedule 5.12 further describes any Real Estate with respect to which any Credit Party or any of its Subsidiaries is a lessor, sublessor or assignor as of the Closing Date.  Each of the Credit Parties and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its material personal property and assets.  As of the Closing Date, none of the material properties and assets of any Credit Party or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to Borrower that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances against the properties or assets of any Credit Party or any of its Subsidiaries.  As of the Closing Date, each of the Credit Parties and each of its Subsidiaries has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s or Subsidiary’s right, title and interest in and to all such material owned Real Estate and other material properties and assets.  Schedule 5.12 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate as of the Closing Date.  As of the Closing Date, no portion of any Credit Party’s or any of its Subsidiaries’ Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

5.13                           Environmental Matters.

(a)                                  Except as set forth in Schedule 5.13, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that could not reasonably be expected to adversely impact the value or marketability assuming continued use as an industrial facility of such Real Estate and that could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $500,000 in the aggregate; (ii) no Credit Party and no Subsidiary of a Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of their Real Estate except for such releases that could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $500,000 in the aggregate; (iii) the Credit Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $500,000 in the aggregate; (iv) the Credit Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $500,000 in the aggregate, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party and no Subsidiary of a Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party or Subsidiary which could reasonably be expected to be in excess of $500,000 in the aggregate, and no Credit Party or Subsidiary of a Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $500,000 in the aggregate or injunctive relief against, or that alleges criminal misconduct by any Credit Party or any Subsidiary of a Credit Party; (vii) no notice has been received by any Credit Party or any Subsidiary of a Credit Party identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any of the Credit Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes, except, in either case, as could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $500,000 in the aggregate; and (viii) the Credit Parties have provided to Agent copies of all material environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any of the Credit Parties or their Subsidiaries and in their possession or under their control.

(b)                                 Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or affairs of such Credit Party or its Subsidiaries , and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s or its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

5.14                           ERISA.

(a)                                  As of the Closing Date, Schedule 5.14 lists all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans, as applicable.  To the extent applicable, copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan have been delivered to Agent.  Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and to the knowledge of the Credit Parties, nothing has occurred that would cause the loss of such qualification or tax-exempt status.  Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23.  Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan.  Neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)                                 As of the Closing Date, except as set forth in Schedule 5.14: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e)

of ERISA with respect to any Title IV Plan has occurred or, to any Responsible Officer’s knowledge is reasonably expected to occur; (iii) there are no pending, or to the knowledge of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or, to any Responsible Officer’s knowledge reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; (vi) Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by S&P or an equivalent rating by another nationally recognized rating agency.

5.15                           Brokers.  No broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.16                           Deposit and Disbursement Accounts.  Schedule 5.16 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.17                           Agreements and Other Documents.  As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Schedule 5.17:  supply agreements and purchase agreements involving transactions in excess of $1,000,000 per annum; leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; licenses and permits held by the Credit Parties, the absence of which could reasonably be expected to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

5.18                           Insurance.  Schedule 5.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

5.19                           Senior Secured Note Documents and Senior Subordinated Note Documents.

(a)                                  All aspects of the transactions contemplated by the Senior Secured Note Documents have been effected in all material respects in accordance with the terms of the Senior Secured Note Documents and applicable law.

(b)                                 The execution and delivery of the Related Transactions Documents by any Credit Party and the incurrence of Indebtedness by any Credit Party pursuant to Related Transactions Documents, including any future advances hereunder, will not violate or result in a default under any of the Senior Subordinated Note Documents.

(c)                                  The Obligations constitute Senior Indebtedness (as defined in the Senior Subordinated Note Indenture) under the terms of the Senior Subordinated Note Documents.

(d)                                 Liens on the Collateral other than the Senior Secured Note Primary Collateral granted to the Senior Secured Notes Trustee pursuant to the Senior Secured Note Documents are second in priority to the Liens on the Collateral other than the Senior Secured Note Primary Collateral granted to the Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents.

(e)                                  Agent and Lenders are intended third party beneficiaries of the provisions of Article 10 (“Intercreditor Provisions Relating to Credit Agreement”) of the Senior Secured Note Indenture, with the right and ability to enforce such provisions for their own benefit.

5.20                           Compliance.  Each Credit Party represents and warrants that it is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and the obligations, covenants and conditions contained in all Contractual Obligations other than instances of noncompliance with those laws, rules, regulations, orders and provisions of such Contractual Obligations which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.21                           Smile-Tote.  The fair market value of the assets of Smile-Tote, Inc. is less than $650,000 and Smile-Tote, Inc.’s net income for the most recently completed twelve month period is less than $30,000.

SECTION 6.
DEFAULT, RIGHTS AND REMEDIES

6.1                                 Event of Default.  “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a)                                  Payment.  (1) Failure to pay any payment of principal of any Loan when due, or to repay Revolving Loans to reduce their balance to the maximum amount of Revolving Loans then permitted to be outstanding or to reimburse any L/C Issuer for any payment made by such L/C Issuer under or in respect of any Letter of Credit when due or (2) failure to pay, within five (5) days after the due date, any interest on any Loan or any other amount due under this Agreement or any of the other Loan Documents; or

(b)                                 Default in Other Agreements.  (1) Any Credit Party fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligations or (2) breach or default of any Credit Party, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, if the effect of such breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an aggregate principal amount in excess of $5,000,000 to become or be declared due prior to their stated maturity; or

(c)                                  Breach of Certain Provisions; Breach of Warranty.  Failure of any Credit Party to perform or comply with any term or condition contained in (i) Section 2.3 and the continuation of such failure for five days or (ii) that portion of Section 2.2 relating to the Credit Parties’ obligation to maintain insurance, Section 2.8, Section 3 or Section 4; or

(d)                                 Borrowing Base Certificate; Breach of Warranty.  Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (i) inadvertent, immaterial errors not exceeding $1,000,000 in the aggregate in any Borrowing Base Certificate or (ii) errors occurring as long as, had such errors not been made, Borrowing Availability would exceed $0), or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect (without duplication of materiality qualifiers contained therein) as of the date when made or deemed made; or

(e)                                  Other Defaults Under Loan Documents. Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 6.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of any Responsible Officer of such default; or

(f)                                    Involuntary Bankruptcy; Appointment of Receiver, Etc.  (1) A court enters a decree or order for relief with respect to any Credit Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged:  (a) an involuntary case is commenced against any Credit Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of a Credit Party, for all or a substantial part of the property of the Credit Party; or

(g)                                 Voluntary Bankruptcy; Appointment of Receiver, Etc.  (1) any Credit Party commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Credit Party makes any assignment for the benefit of creditors; or (3) the Board of Directors of any Credit Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 6.1(g); or

(h)                                 Judgment and Attachments.  Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 6.1) involving an amount in the aggregate at any time in excess of $5,000,000 (in either case to the extent not adequately covered by insurance in Agent’s sole discretion as to which the insurance company has acknowledged coverage) is entered or filed against one or more of the Credit Parties or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

(i)                                     Dissolution.  Any order, judgment or decree is entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order remains undischarged or unstayed for a period in excess of fifteen (15) days; or

(j)                                     Solvency.  Any Credit Party ceases to be Solvent, fails to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due; or

(k)                                  Invalidity of Loan Documents.  Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(l)                                     Change of Control.  A Change of Control occurs; or

(m)                               Subordinated Indebtedness.  The failure of any Credit Party or any creditor of Borrower or any of its Subsidiaries to comply with the terms of any subordination or intercreditor agreement or any subordination provisions of any note or other document running to the benefit of Agent or Lenders, or if any such document or provisions cease to be in full force and effect or become null and void or any party denies further liability under any such document or provides notice to that effect.

6.2                                 Suspension or Termination of Commitments.  Upon the occurrence of any Event of Default, Agent may, and at the request of Requisite Revolving Lenders Agent shall, without notice or demand, immediately suspend or terminate all or any portion of Lenders’ obligations to make additional Loans or issue or cause to be issued Letters of Credit under the Revolving Loan Commitment; provided, that, in the case of an Event of Default, if the subject condition or event is waived by Requisite Revolving Lenders or cured within any applicable grace or cure period, the Revolving Loan Commitment shall be reinstated.

6.3                                 Acceleration and other Remedies.  Upon the occurrence of any Event of Default described in Sections 6.1(f) or 6.1(g), the Commitments shall be immediately terminated and all of the Obligations, including the Revolving Loans, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitments shall thereupon terminate.  Upon the occurrence and during the continuance of any other Event of Default, Agent may, and at the request of the Requisite Lenders, Agent shall, by written notice to Borrower (a) reduce the aggregate amount of the Commitments from time to time, (b) declare all or any portion of the Loans and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, (c) terminate all or any portion of the obligations of Agent, L/C Issuers and Lenders to make Revolving Credit Advances and issue Letters of Credit, (d) demand that Borrower immediately deliver cash to Agent for the benefit of L/C Issuers (and Borrower shall then immediately so deliver) in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations and (e) exercise any other remedies which may be available under the Loan Documents or applicable law.  Borrower hereby grants to Agent, for the benefit of L/C Issuers and each Lender with a participation in any Letters of Credit then outstanding, a security interest in such cash collateral to secure all of the Letter of Credit Obligations.  Any such cash collateral shall be made available by Agent to L/C Issuers to reimburse L/C Issuers for payments of drafts drawn under such Letters of Credit and any Fees, Charges and expenses of L/C Issuers with respect to such Letters of Credit and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, shall be applied to repay any other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied and paid in full, the balance, if any, of such cash collateral shall be returned to Borrower.  Borrower shall from time to time execute and deliver to Agent such further documents and instruments as Agent may request with respect to such cash collateral.

6.4                                 Performance by Agent.  If any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may, upon the occurrence and during the continuance of an Event of Default, perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein.  In such event, such Credit Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.

6.5                                 Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent and (b) in the absence of a specific determination by Agent with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied:  first, to all Fees, costs and expenses incurred by or owing to Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth to any other obligations of Borrower owing to Agent or any Lender under the Loan Documents.  Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

SECTION 7.
CONDITIONS TO LOANS

The obligations of Lenders and L/C Issuers to make Loans and to issue or cause to be issued Letters of Credit are subject to satisfaction of all of the applicable conditions set forth below.

7.1                                 Conditions to Initial Loans.  The obligations of Lenders and L/C Issuers to make the initial Loans and to issue or cause to be issued Letters of Credit on the Closing Date are, in addition to the conditions precedent specified in Section 7.2, subject to the completion of all of the following conditions in a manner, unless specifically set forth otherwise, reasonably satisfactory to Agent in its sole discretion:

(a)                                  Closing Checklist.  The Credit Parties shall have delivered all documents and shall have satisfied all other conditions precedent listed on the Closing Checklist attached hereto as Annex C and all actions set forth thereon shall have been taken, all in form and substance, or in a manner, reasonably satisfactory to Agent and Lenders.

(b)                                 Payment of Fees.  Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.3 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all reasonable and documented out-of-pocket fees, costs and expenses of closing presented as of the Closing Date.

(c)                                  Consummation of the Related Transactions.  The Agent shall have received fully executed copies of final and complete copies of each of the other Related Transactions Documents, each of which shall be in full force and effect in form and substance reasonably satisfactory to Agent.  The Related Transactions shall, on the Closing Date, be consummated in accordance with the terms of the Related Transactions Documents simultaneously with the making of the initial Loans and the issuance of the Letters of Credit to be issued on the Closing Date.

(d)                                 Note Issuance Proceeds.  Borrower shall have received not less than $460,000,000 of gross proceeds from the issuance and sale of the Senior Secured Notes and the Agent shall have received evidence thereof reasonably satisfactory to the Agent.

(e)                                  Initial Draw.  After giving effect to the payment of, or the creation of a Reserve for, all fees and expenses related to the Related Transactions, no more than $80,000,000 in Revolving Loans (including, without duplication, all Letter of Credit Obligations incurred) will be drawn as of the Closing Date.

(f)                                    Legal Due Diligence.  The Agent shall have completed its legal due diligence.

7.2                                 Conditions to All Loans.  Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof (the “Funding Date”):

(a)                                  any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, and Agent or Requisite Revolving Lenders have determined not to make such Advance or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect in any material respect;

(b)                                 any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Revolving Lenders shall have determined not to make any Advance or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

(c)                                  (i) any Advance (or the incurrence of any Letter of Credit Obligations) would exceed Borrowing Availability (except as provided in Section 1.1(a)(ii)) or (ii) the outstanding amount of the Revolving Loan would exceed the Borrowing Base less the Availability Block and less the outstanding amount of the Swing Line Loan.

The request and acceptance by Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 7.2  have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

SECTION 8.
ASSIGNMENT AND PARTICIPATION

8.1                                 Assignment and Participations.

(a)                                  Subject to the terms of this Section 8.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall:  (i) require the consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 8.1 and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iv) require a payment to Agent of an assignment fee of $3,500 and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed and shall be deemed granted if not objected to within three (3) Business Days following notice thereof to Borrower; provided that no such consent shall be required for an assignment to a Qualified Assignee.  Notwithstanding the above, Agent may in its sole and absolute discretion permit any assignment by a Lender to a Person or Persons that are not Qualified Assignees; provided, that so long as no Event of Default has occurred and is continuing, such assignment shall also require Borrower’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.  In the case of an assignment by a Lender under this Section 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  Each Qualified Assignee or other assignee shall comply with Section 1.12(d), as a Lender.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment.  Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender.”  In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment.  In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.  Notwithstanding the foregoing provisions of this Section 8.1(a), (a) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, (b) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to trustee for the benefit of its investors and (c) any Lender may assign the Obligations to an Affiliate of such Lender or to a Person that is a Lender prior to the date of such assignment.

(b)                                 Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents).  Solely for purposes of Sections 1.11, 1.12, 8.3 and 9.1, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender,” provided, that no participant (including a participant that is already a Lender hereunder at the time of the sale of the participation) shall be entitled to receive any greater amount pursuant to Section 1.12 with respect to such participation than that to which the Lender would have been entitled to receive with respect to such participation if the Lender had not sold such participation.  Each participant shall comply with Section 1.12(c) as a Lender.  Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant.  Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c)                                  Except as expressly provided in this Section 8.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d)                                 For a period of ninety (90) days following the Closing Date, each Credit Party shall assist each Lender permitted to sell assignments or participations under this Section 8.1 as required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the prompt preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants, all on a timetable established by Agent in its sole discretion.  For a period of ninety (90) days following the Closing Date, each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 5.5.  In addition, following the 90-day period referenced above, upon the request of any Lender, each Credit Party shall use reasonable efforts to assist the Lenders in effectuating assignments or participations permitted hereunder. Agent shall maintain a “register” for recording the name, address, commitment and Loans owing to each Lender.  The entries in such register shall be presumptive evidence of the amounts due and owing to each Lender in the absence of manifest error.  Borrower, Agent and each Lender may treat each Person whose name is recorded in such register pursuant to the terms hereof as a Lender for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in such register.  Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on such register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment Agreement; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled.”  The register described herein shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice.

(e)                                  A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.13.

(f)                                    So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.11(a), increased costs or an inability to fund LIBOR Loans under Section 1.11(b), or withholding taxes in accordance with Section 1.12.

8.2                                 Agent.

(a)                                  Appointment.  Each Lender hereby designates and appoints GE Capital as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto.  Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 8.2 and Section 9.2.  The provisions of this Section 8.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Credit Party.  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(b)                                 Agent, as holder of Liens securing Obligations, for the benefit of itself and each present and future Lender, and each Lender hereby agree to be, and are, bound by the provisions of Article 10 (“Intercreditor Provisions Relating to Credit Agreement”) of the Senior Secured Note Indenture and agree that such agreement is intended for the benefit of, and is enforceable as a third-party beneficiary by, the Senior Secured Notes Trustee, as holder of Liens securing Note Obligations (as defined in the Senior Secured Note Indenture) for the benefit of each present and future holder of Note Obligations.  Each Lender hereby irrevocably authorizes Agent to execute and deliver to the Senior Secured Notes Trustee a written confirmation of the agreements set forth in the preceding sentence and a written agreement to observe and perform each and all of the obligations of Agent under the provisions of Article 10 (“Intercreditor Provisions Relating to Credit Agreement”) of the Senior Secured Note Indenture and to take such action or to refrain from taking such action on its behalf under the provisions of Article 10 (“Intercreditor Provisions Relating to Credit Agreement”) of the Senior Secured Note Indenture and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto.

(c)                                  Nature of Duties.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.   Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of each Credit Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Credit Party, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein).  If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender.  Agent shall promptly notify each Lender any time that the Requisite Lenders or Requisite Revolving Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(d)                                 Rights, Exculpation, Etc.  Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).  In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages.  In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Credit Party.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default.  Agent may at any time request instructions from Requisite Lenders or Requisite Revolving Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant.  If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders, Requisite Revolving Lenders or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 8.2(f).

(e)                                  Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder.  Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(f)                                    Indemnification.  Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders, Requisite Revolving Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished.  The obligations of Lenders under this Section 8.2(f) shall survive the payment in full of the Obligations and the termination of this Agreement.

(g)                                 GE Capital Individually.  With respect to its Commitments hereunder, GE Capital shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders”, “Requisite Lenders”, “Requisite Revolving Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include GE Capital in its individual capacity as a Lender or one of the Requisite Lenders or Requisite Revolving Lenders.  GE Capital, either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders.  GE Capital, either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(h)                                 Successor Agent.

(i)                                     Resignation.  Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

(ii)                                  Appointment of Successor.  Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower.  If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(iii)                               Successor Agent.  Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Agent’s resignation as Agent, the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent.

(i)                                     Collateral Matters.

(i)                                     Release of Collateral.  Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (x) upon termination of the Commitments and payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted) or (y) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry).

(ii)                                  Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 8.2(i)(i)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent under clauses (x) and (y) of Section 8.2(i)(i).  Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least five (5) Business Days’ prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral; provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party, in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(iii)                               Absence of Duty.  Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrower or any other Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 8.2(i) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Agent may act in any manner it may deem reasonably appropriate, in its discretion, given Agent’s own interest in property covered by the Collateral Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided, that Agent shall exercise the same care which it would in dealing with loans for its own account.

(j)                                     Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent.

(k)                                  Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this

Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 6.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

(l)                                     Lender Actions Against Collateral.

Each Lender agrees that it will not take any action, nor institute any actions or proceedings, with respect to the Loans, against Borrower or any other Credit Party hereunder or under the other Loan Documents or against any of the Real Estate encumbered by Mortgages without the consent of the Requisite Lenders.  With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under the Mortgages in accordance with the provisions hereof.

8.3                                 Set Off and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Shares.  Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.

8.4                                 Disbursement of Funds.  Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested.  Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower.  If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of the Loan requested by Borrower no later than 1:00 p.m. (New York time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account on such Funding Date.  If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent.  Any repayment required pursuant to this Section 8.4 shall be without premium or penalty.  Nothing in this Section 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 8.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

8.5                                 Disbursements of Advances; Payment.

(a)                                  Advances; Payments.

(i)                                     Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(c).  If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of a Revolving Credit Advance is received, by fax, telephone or other similar form of transmission.  Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Section 1.1(e) not later than 3:00 p.m. (New York time) on the requested Funding Date in the case of an Index Rate Loans and not later than 11:00 a.m. (New York time) on the requested Funding Date in the case of a LIBOR Loan.  After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower.  All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)                                  At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Provided that each Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex E or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time)on the next Business Day following each Settlement Date. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(b)                                 Availability of Lender’s Pro Rata Share.  Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to

Agent on each Funding Date.  If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind.  If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent.  Nothing in this Section 8.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.  To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c)                                  Return of Payments.

(i)                                     If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)                                  If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)                                 Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders” or “Requisite Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

(e)                                  Dissemination of Information.  Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so.

(f)                                    Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.  Agent is authorized to issue all notices to be issued by or on behalf of the Lenders with respect to any Subordinated Debt.

SECTION 9.
MISCELLANEOUS

9.1                                 Indemnities.  Borrower agrees to indemnify, pay, and hold Agent, each Lender, each L/C Issuer and their respective officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Related Transactions; provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

9.2                                 Amendments and Waivers.

(a)                                  Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, and by Requisite Lenders, Requisite Revolving Lenders, or all affected Lenders, as applicable.  Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)                                 No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the Borrowing Base or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts, Eligible Inventory, Eligible In-Transit Inventory, Eligible Processor Inventory, Eligible Returned Inventory and Eligible Remnant Inventory set forth in Exhibit 4.2(d), shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower.  No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 7.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower.  Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 7.2 unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower.

(c)                                  No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby:  (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect only the applicable Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend the final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) except as otherwise permitted by the Loan Documents, release any Guaranty or, except as otherwise permitted in Section 3.7, release Collateral with a book value exceeding 5% of the book value of all assets in the aggregate in any one (1) year (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 9.2 or the definitions of the terms “Requisite Lenders” or “Requisite Revolving Lenders” insofar as such definitions affect the substance of this Section 9.2.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuers under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuers, as the case may be, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

9.3                                 Notices.  Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given:  (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (New York Time); (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

Notices shall be addressed as follows:

If to Borrower:	PLAYTEX PRODUCTS, INC.
300 Nyala Farms Road
Westport, Connecticut 06880
ATTN: Glenn Forbes
Fax: (203) 341-4260

With a copy to:	HAAS WHEAT & PARTNERS, L.P.
300 Crescent Court, Suite 1700
Dallas, Texas 75201
ATTN: Todd Robichaux
Fax: (214) 871-8316

If to Agent or GE Capital:	GENERAL ELECTRIC CORPORATION
500 W. Monroe Street
Chicago, Illinois 60661
ATTN: Playtex Account Officer
Fax: (312) 441-6158

With a copy to:	GENERAL ELECTRIC CAPITAL CORPORATION
GE Global Sponsor Finance
201 Merritt 7
6th Floor
Norwalk, CT 06856-5201
ATTN: Corporate Counsel
Commercial Finance – GE Global Sponsor Finance
Fax: (203) 956-4216

and

GENERAL ELECTRIC CAPITAL
CORPORATION
500 West Monroe Street
Chicago, Illinois 60661
ATTN: Corporate Counsel
Commercial Finance – GE Global Sponsor Finance
Fax: (312) 441-6876

and

LATHAM & WATKINS
5800 Sears Tower

Chicago, Illinois 60606
ATTN: Jeffrey G. Moran
Fax: (312) 993-9767

If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment Agreement

9.4                                 Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default.  All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5                                 Marshaling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.6                                 Severability.  The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

9.7                                 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan.  Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8                                 Headings.  Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9                                 Applicable Law.  THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE

WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

9.10                           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders.

9.11                           No Fiduciary Relationship; Limited Liability.  No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Credit Party by Agent or any Lender.  Credit Parties agree that neither Agent nor any Lender shall have liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by Credit Parties in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction.  Neither Agent nor any Lender shall have any liability with respect to, and each Credit Party hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by such Credit Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.12                           Construction.  Agent, each Lender, Borrower and each other Credit Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Borrower and each other Credit Party.

9.13                           Confidentiality.  Agent and each Lender agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and not to disclose such information to Persons other than to potential assignees or participants or to Persons employed by or engaged by Agent a Lender or a Lender’s assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services who agree to maintain the confidentiality of such information in accordance with this Section 9.13.  The confidentiality provisions contained in this Section 9.13 shall not apply to disclosures (i) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to legal process or (ii) consisting of general portfolio information that does not identify Borrower.  The obligations of Agent and Lenders under this Section 9.13 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

9.14                           CONSENT TO JURISDICTION.  BORROWER, CREDIT PARTIES, AGENT AND LENDERS HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT’S OR BORROWER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO

THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  BORROWER, CREDIT PARTIES, AGENT AND LENDERS EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS.  BORROWER, CREDIT PARTIES, AGENT AND LENDERS HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER, CREDIT PARTIES, AGENT AND LENDERS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.  IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE RESOLUTION PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF BORROWER, CREDIT PARTIES, AGENT AND LENDERS OR ANY OF THEIR AFFILIATES SHALL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF BORROWER OR SUCH CREDIT PARTIES OR SUCH AGENT OR LENDERS FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE).  BORROWER, CREDIT PARTIES, AGENT AND LENDERS AGREE THAT THE OTHER PARTY’S COUNSEL IN ANY SUCH DISPUTE RESOLUTION PROCEEDING MAY EXAMINE ANY OF THESE INDIVIDUALS AS IF UNDER CROSS-EXAMINATION AND THAT ANY DISCOVERY DEPOSITION OF ANY OF THEM MAY BE USED IN THAT PROCEEDING AS IF IT WERE AN EVIDENCE DEPOSITION.  BORROWER, CREDIT PARTIES, AGENT AND LENDERS IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY ANY OTHER PARTY, ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER THEIR CONTROL AND RELATING TO THE DISPUTE; PROVIDED, THAT IN NO EVENT SHALL COMPLIANCE WITH THIS SENTENCE BE REQUIRED IF SUCH COMPLIANCE COULD REASONABLY BE EXPECTED TO RESULT IN ANY WAIVER OF ANY ATTORNEY-CLIENT PRIVILEGE, WORK PRODUCT PRIVILEGE OR ANY OTHER PRIVILEGE WHICH MAY BE AVAILABLE UNDER APPLICABLE LAW.

9.15                           WAIVER OF JURY TRIAL.  BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9.16                           Survival of Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, issuances of Letters of Credit and the execution and delivery of the Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 1.3(e), 1.11, 1.12, and 9.1 shall survive the repayment of the Obligations and the termination of this Agreement.

9.17                           Entire Agreement.  This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

9.18                           Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.19                           Replacement of Lenders.

(a)                                  Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender for payment pursuant to Section 1.11 or 1.12 or, as provided in this Section 9.19(c), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

(i)                                     Borrower may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent.  In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Commitments hereunder within ninety (90) days following notice of Borrower’s intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 8.1, provided that Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.11 or 1.12, paid all amounts required to be paid to such Affected Lender pursuant to Section 1.11 or 1.12 through the date of such sale and assignment; or

(ii)                                  Borrower may, with Agent’s consent, prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Pro Rata Share of the Revolving Loan Commitment and Pro Rata Share of the Term Loan Commitment, in which case the Revolving Loan Commitment and Term Loan Commitment will be reduced by the amount of such Pro Rata Share.  Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the Revolving Loan Commitment and Term Loan Commitment.

(b)                                 In the case of a Non-Funding Lender pursuant to Section 8.5(a), at Borrower’s request, Agent, any Qualified Assignee or any Person acceptable to Agent shall have the right with Agent’s consent (not to be unreasonably withheld, conditioned or delayed) to purchase (but the Agent shall have no obligation to make any such purchase and may or may not make any such purchase in its sole discretion) from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(c)                                  If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.2 (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause being referred to as a “Non-Consenting Lender”), then, so long as Agent is not a Non-Consenting Lender, at Borrower’s request, Agent, any Qualified Assignee or any Person reasonably acceptable to Agent, shall have the right with Agent’s consent (not to be unreasonably withheld, conditioned or delayed) to purchase (but the Agent shall have no obligation to make any such purchase and may or may not make any such purchase in its sole discretion) from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

9.20                           Delivery of Termination Statements and Mortgage Releases.  Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

[Signature Pages Follow]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

PLAYTEX PRODUCTS, INC., a Delaware corporation, as Borrower

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President and Chief Financial Office

PLAYTEX SALES & SERVICES, INC., a Delaware corporation, as a Guarantor

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President

PLAYTEX MANUFACTURING, INC., a Delaware corporation, as a Guarantor

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President

PLAYTEX INVESTMENT CORP., a Delaware corporation, as a Guarantor

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President

PLAYTEX INTERNATIONAL CORP., a Delaware corporation, as a Guarantor

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President

Signature Page to Credit Agreement

TH MARKETING CORP., a Delaware corporation, as a Guarantor

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President

SMILE-TOTE, INC., a California corporation, as a Guarantor

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President

SUN PHARMACEUTICALS CORP., a Delaware corporation, as a Guarantor

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President

PERSONAL CARE GROUP, INC., a Delaware corporation, as a Guarantor

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President

PERSONAL CARE HOLDINGS, INC., a Delaware corporation, as a Guarantor

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President

CAREWELL INDUSTRIES, INC., a New York corporation, as a Guarantor

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President

Signature Page to Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent, an L/C Issuer and a Lender

By:	/s/ Joseph V. Walker
Its Duly Authorized Signatory

Signature Page to Credit Agreement

ANNEX A

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” means:  (a) changes in accounting principles required by GAAP and implemented by Borrower; (b) changes in accounting principles recommended by Borrower’s certified public accountants and implemented by Borrower; and (c) changes in carrying value of Borrower’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the Related Transactions or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Advances” means any Revolving Credit Advance or Swing Line Advance, as the context may require.

“Affected Lender” has the meaning ascribed to it in Section 9.19(a).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 8.2.

“Agreement” means this Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Applicable Margins” means collectively the Applicable Revolver Index Margin, the Applicable Term Loan Index Margin, the Applicable Revolver LIBOR Margin and the Applicable Term Loan LIBOR Margin.

“Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.2(a).

“Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.2(a).

“Applicable Term Loan Index Margin” means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Term Loan, as determined by reference to Section 1.2(a).

“Applicable Term Loan LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to Section 1.2(a).

“Asset Disposition” means the disposition whether by sale, lease, transfer or other voluntary disposition of any of the following:  (a) any of the Stock or other equity or ownership interest of any of Borrower’s Subsidiaries or (b) any or all of the assets of Borrower or any of its Subsidiaries other than sales of Inventory in the ordinary course of business.

“Assignment Agreement” has the meaning ascribed to it in Section 8.1(a).

“Availability Block” means $15,000,000.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws.

“Borrower” has the meanings ascribed to it in the preamble to the Agreement.

“Borrowing Availability” means as of any date of determination the lesser of (i) the Maximum Amount less the Availability Block and (ii) the Borrowing Base less the Availability Block, in each case, less the sum of (a) the Revolving Loan then outstanding (including, without duplication, the outstanding balance of Letter of Credit Obligations and the Swing Line Loan then outstanding), (b) the Swing Line Loan then outstanding and (c) Reserves required by Agent in its reasonable credit judgment in accordance with this Agreement.

“Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

(a)                                  85% of the book value of Eligible Accounts at such time; and

(b)                                 65% of the book value of Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market; and

(c)                                  the lesser of (i) $5,000,000 or (ii) 50% of the book value of Eligible In-Transit Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market; and

(d)                                 the lesser of (i) $5,000,000 or (ii) 50% of the book value of Eligible Returned Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market; and

(e)                                  the lesser of (i) $9,000,000 or (ii) 50% of the book value of Eligible Processor Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market; and

(f)                                    the lesser of (i) $7,000,000 or (ii) the lesser of (A) 35% of the book value of Eligible Remnant Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market and

(g)                                 (a) at all times on or prior to February 18, 2005, $10,000,000, (b) at all times on or after February 19, 2005 through and including February 18, 2006, $8,000,000 and (c) at all times on or after February 19, 2006, $6,000,000;

in each case, less any Reserves established by Agent at such time in accordance with this Agreement.

“Borrowing Base Certificate” has the meaning ascribed to it in Section 4.2(d).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Equivalents” means:  (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (A) ”adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s.

“Certificate of Exemption” has the meaning ascribed to it in Section 1.12(c).

“Change of Control” means any event, transaction or occurrence as a result of which (a)  any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders or a Permitted Group, (x) shall have acquired beneficial ownership of Stock in Borrower representing 50% or more of the outstanding Stock having ordinary voting power in the election of directors of the Borrower, or (y) shall have acquired beneficial ownership of Stock of the Borrower representing a percentage that is greater than the percentage of the beneficial ownership of Stock in Borrower held by the Permitted Holders in the aggregate; (b) a “Change in Control” (as defined in the Senior Subordinated Note Documents) shall have occurred; or (c) a “Change of Control” (as defined in the Senior Secured Note Documents) shall have occurred.

“Chargeback Account” means any Account that represents the unpaid portion of a previously issued invoice which is not paid in full due to adjustments and offsets arising in the normal course of business and which is carried as an open Account until verification and issuance of a credit honoring the adjustment is issued and the amount of such credit is offset against such Account or until such Account is paid in full by the applicable Account Debtor.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C.

“Closing Date” means February 19, 2004.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, of the Borrower or any other Credit Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations or any portion thereof.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Guaranties, the Mortgages, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

“Commitment Termination Date” means the earliest of (a) February 19, 2009 (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 6.3, and (c) the date of (i) indefeasible prepayment in full in cash by Borrower of the Loans, (ii) the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Section 1.5(f), and (iii) the permanent reduction of the Commitments to zero dollars ($0).

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment and Term Loan Commitment as set forth on Annex B to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments and Term Loan Commitments, which aggregate commitment shall be One Hundred Fifty Million Dollars ($150,000,000) on the Closing Date, as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Compliance Certificate” has the meaning ascribed to it in Section 4.2(k).

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person:  (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractual Obligations” means, as applied to any Person, any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its material properties is bound or to which it or any of its material properties is subject including the Related Transactions Documents.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all United States copyrights (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means Borrower and each Guarantor.

“Dating Account” means an Account arising from the sale of “Sun Care” products with payment terms consistent with practices thereof as in effect on the Closing Date.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.2(d).

“Disbursement Account” has the meaning ascribed to it in Section 1.1(e).

“Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Schedules 2.7 through 5.18 in the index to the Agreement.

“Documents” means any “document,” as such term is defined in the Code, including electronic documents, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic” means, as to any Person, a Person which is created or organized under the laws of the United States of America, any of its states or the District of Columbia.

“Eligible Accounts” has the meaning ascribed to it in Section 1.7 of the Agreement (as calculated in accordance with Schedule 1 to Exhibit 4.2(d)).

“Eligible Equipment” means Equipment owned by the Credit Parties located as of the Closing Date at any of the locations listed on Attachment A to Schedule 1 to Exhibit 4.2(d)).

“Eligible In-Transit Inventory” means all Inventory consisting of raw materials and finished goods owned by Credit Parties and not covered by Letters of Credit, and which raw materials and finished goods Inventory is in transit between domestic locations of Credit Parties and which raw materials and finished goods Inventory (a) is owned by a Credit Party, (b) is fully insured, (c) is subject to a first priority security interest in and Lien upon such goods in favor of Agent (except for any possessor lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to Borrower), (d) is evidenced or deliverable pursuant to documents, notices, instruments, statements and bills of lading that have been delivered to Agent or an agent acting on its behalf, and (e) would constitute and be deemed to be “Eligible Inventory” in accordance with Section 1.8 of the Agreement if the criteria excluding Inventory from eligibility set forth in clauses (a), (c) and (i) thereof did not apply.

“Eligible Inventory” has the meaning ascribed to it in Section 1.8 of the Agreement (as calculated in accordance with Schedule 1 to Exhibit 4.2(d)).

“Eligible Processor Inventory” means all Inventory consisting of raw materials, work-in-process and finished goods owned by the Credit Parties which is located at a third-party contractor or processor and which (a) is owned by a Credit Party, (b) is fully insured, (c) is subject to a first priority security interest in and Lien upon such goods in favor of Agent, (d) is subject to a duly executed processor letter from such third-party contractor or processor that is delivered to Agent, which letter shall contain a waiver or subordination of all Liens or claims that the processor may assert against the Collateral at that location and which letter shall otherwise be reasonably satisfactory in form and substance to Agent and (e) would constitute and be deemed to be “Eligible Inventory” in accordance with Section 1.8 of the Agreement if the criteria excluding Inventory from eligibility set forth in clause (a),  clause (b) and clause (i) thereof did not apply.

“Eligible Remnant Inventory” means all Inventory consisting of finished goods owned by Credit Parties which is saleable quality, finished goods Inventory designated for sale to remnant or close-out Account Debtors through previously established channels and which (a) is owned by a Credit Party, (b) is fully insured, (c) is subject to a first priority security interest in and Lien upon such goods in favor of Agent and (d) would constitute and be deemed to be “Eligible Inventory” in accordance with Section 1.8 of the Agreement if the criteria excluding Inventory from eligibility set forth in clause (e) (but only to the extent excluded by reason of clause (e) applying to Inventory being excess, shopworn, seconds or damaged), clause (g) and clause (h) thereof did not apply.

“Eligible Returned Inventory” means all Inventory consisting of finished goods owned by Credit Parties and which is “Sun Care” finished goods Inventory that has been returned during the seasonal returns process (consistent with the ordinary course of business operations) and has been scanned and designated as of acceptable, saleable quality and is located at the Borrower’s third-party reclamation center and which (a) is owned by a Credit Party, (b) is fully insured, (c) is subject to a first priority security interest in and Lien upon such goods in favor of Agent and (d) would constitute and be deemed to be “Eligible Inventory” in accordance with Section 1.8 of the Agreement if the criteria excluding Inventory from eligibility set forth in clause (g) and clause (h) thereof did not apply.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due (taking into account available extensions) required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days of the date such contributions are otherwise due; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Default” has the meaning ascribed to it in Section 6.1.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower and its Subsidiaries delivered in accordance with Sections 4.2(a) and (b).

“Fiscal Month” means any of the monthly accounting periods of Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower as reported in the Borrower’s Quarterly Report on Form 10-Q.

“Fiscal Year” means any of the annual accounting periods of Borrower as reported in the Borrower’s Annual Report on Form 10-K.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Foreign” means, as to any Person, a Person which is not created or organized under the laws of the United States of America, or any of its states or the District of Columbia.

“Foreign Lender” has the meaning ascribed to it in Section 1.12(c).

“Funding Date” has the meaning ascribed to it in Section 7.2.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“GE Capital” has the meaning ascribed to it in the Preamble.

“GE Capital Fee Letter” has the meaning ascribed to it in Section 1.3(a).

“General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means any “goods,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

“Guarantors” means each direct or indirect Domestic Subsidiary of Borrower existing on the Closing Date and each other Domestic Subsidiary, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,”  “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all net obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) “earnouts” and similar payment obligations, and (j) the Obligations.

“Indemnitees” has the meaning ascribed to it in Section 9.1.

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum.  Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Notes” has the meaning ascribed to it in Section 3.1.

“Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each Fiscal Quarter to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and provided, further, that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Inventory” means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any other Credit Party of any Stock of, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any other Credit Party to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.

“Investment Grade Account Debtor” means an Account Debtor whose unsecured long term debt is rated “BBB-” or better by S&P and “Baa3” or better by Moody’s.

“Investment Property” means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party,  including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“L/C Issuer” means GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Sublimit” has the meaning ascribed to it in Section 1.1(d).

“Lenders” means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

“Letters of Credit” means standby letters of credit issued for the account of Borrower or any other Credit Party by L/C Issuers, and bankers’ acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Fee” has the meaning ascribed to it in Section 1.3(c).

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(d) with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

LIBOR Breakage Cost” means an amount equal to the amount of any losses, expenses, liabilities (other than any loss of margin over funding costs or anticipated profit) that any Lender may sustain as a result of (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).   In any such event, such loss shall equal the excess, if any, of such Lender’s cost of obtaining funds for such LIBOR Loan for the period from such event until the end of such Interest Period over the amount of interest likely to be realized in redeploying the funds released or not utilized as a result of such event for such period.  For purposes of calculating amounts payable to a Lender under Section 1.3(d), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 1.3(d).

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loans” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two, three or six months thereafter (and, in addition, if Agent determines in its discretion that such period is available, nine or twelve months thereafter), as selected by Borrower’s irrevocable notice to Agent as set forth in Section 1.2(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)                                  if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)                                 any LIBOR Period that would otherwise extend beyond the date set forth in clause (a) of the definition of “Commitment Termination Date” shall end two (2) LIBOR Business Days prior to such date;

(c)                                  any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)                                 Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e)                                  Borrower shall select LIBOR Periods so that there shall be no more than 5 separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a)                                  the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)                                 a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be available to Agent.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 4.2(i).

“Loan Account” has the meaning ascribed to it in Section 1.10.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the GE Capital Fee Letter and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Revolving Loan, the Swing Line Loan and the Term Loan(s).

“Master Standby Agreement” means that certain Master Agreement for Standby Letters of Credit Terms and Conditions dated as of the date hereof among General Electric Capital Corporation, as L/C Issuer, and Borrower.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Credit Parties, taken as a whole (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 1.2(f).

“Moody’s” means Moody’s Investor’s Services, Inc or any successor.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Domestic Credit Party to Agent on behalf of itself and Lenders with respect to the Real Estate.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Proceeds” means cash proceeds received by Borrower or any other Credit Party from any Asset Disposition (including payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such Asset Disposition (including taxes attributable to such sale, lease or transfer) and (b) amounts applied to repayment of Indebtedness (other than (i) the Obligations and (ii) to the extent such proceeds do not constitute the identifiable cash proceeds of the Senior Secured Note Primary Collateral, Indebtedness under or in with respect to one or more Senior Secured Note Documents) secured by a Lien on the asset or property disposed.

“Non-Consenting Lender” has the meaning ascribed to it in Section 9.19(c).

“Non-Funding Lender” has the meaning ascribed to it in Section 8.5(a).

“Notes” means, collectively, the Revolving Notes, the Swing Line Note and the Term Notes.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.2(e).

“Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Notice of Swing Line Advance” has the meaning ascribed to it in Section 1.1(c).

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including obligations pursuant to Letter of Credit Obligations, owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“Other Lender” has the meaning ascribed to it in Section 8.5(d).

“Overadvance” has the meaning ascribed to it in Section 1.1(a).

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan that is subject to Title IV of ERISA.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’, landlords’ or other similar possessory liens arising in the ordinary course of business so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 6.1; (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (j) Liens existing on the date hereof and renewal, and extensions thereof which Liens are set forth on Schedule 3.2; (k) Liens securing Indebtedness permitted by Section 3.1(f), provided,that the Liens attach only to the assets financed by such Indebtedness; (l) Liens securing the Senior

Secured Notes granted in favor of the Senior Secured Notes Trustee pursuant to the Senior Secured Note Documents on Collateral (other than the Senior Secured Note Primary Collateral) as long as such Liens are, pursuant to the provisions of Article 10 (“Intercreditor Provisions Relating to Credit Agreement”) of the Senior Secured Note Indenture, subordinated to the Liens securing the Obligations granted in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; (m) Liens securing the Senior Secured Notes granted in favor of the Senior Secured Notes Trustee pursuant to the Senior Secured Note Documents on the Senior Secured Note Primary Collateral); (n) Liens on the assets of Playtex Canada granted by Playtex Canada solely to secure Indebtedness of Playtex Canada to the extent such Indebtedness is permitted under Section 3.1(h); (o) Liens arising out of judgments or awards not resulting in an Event of Default and in respect of which the applicable Credit Party or Credit Parties are in good faith prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; and (p) Liens arising under licensing agreements entered into by the Borrower or any Subsidiary in the ordinary course of business for the use of Intellectual Property or other intangible assets of the Borrower or such Subsidiary and settlements, permissions, consents to use, and other similar agreements concerning Intellectual Property or judgments adjudicating rights in Intellectual Property.

“Permitted Group” means any group of investors that is deemed to be a “Person” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; provided that such group is controlled by the Permitted Holders.

“Permitted Holders” means (i) HWH Capital Partners, L.P., HWH Valentine Partners, L.P., HWH Surplus Valentine Partners, L.P. or Haas Wheat & Partners Incorporated and any of their respective Affiliates; (ii) any officer or other member of management employed by Borrower or any Subsidiary as of the date of this Agreement; (iii) Robert B. Haas and Douglas D. Wheat; (iv) family members or relatives of the persons described in clauses (i), (ii) and (iii) of this definition; (v) any trusts created for the benefit of the persons described in clauses (i), (ii), (iii) and (iv) of this definition; (vi) in the event of the death or incompetence of an individual described in clauses (i), (ii), (iii), (iv) or (v) of this definition, such person’s estate, executor, administrator, committee or other personal representatives or beneficiaries; and (vii) upon a distribution by a partnership described in clause (i) of this definition of all or any of the stock of Borrower, the limited partners of such partnership.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Personal Care Group” means Personal Care Group, Inc., a Delaware corporation.

“Personal Care Holdings” means Personal Care Holdings, Inc., a Delaware corporation.

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

“Playtex Australia” means Personal Care Group PTY LTD, an entity organized under the laws of Australia.

“Playtex Barbados” means Playtex Foreign Sales Corporation, an entity organized under the laws of Barbados.

“Playtex Bermuda” means Playtex Enterprise Risk Management Ltd., an entity organized under the laws of Bermuda.

“Playtex Canada” means Playtex Limited, an entity organized under the laws of Ontario, Canada.

“Playtex International” means Playtex International Corp., a Delaware corporation.

“Pledge Agreement” means the Pledge Agreement, of even date herewith executed by Borrower, TH Marketing, Personal Care Group, Personal Care Holdings, and Playtex International in favor of Agent, on behalf of itself and Lenders, pledging 65% Stock of Playtex Barbados, 65% of Stock of Playtex Australia, 65% of Stock of Playtex Canada, 65% of the Stock of Playtex Bermuda and all of the Stock of all other Subsidiaries and all Intercompany Notes owing to or held by such Credit Parties as pledgors and any other pledge agreement entered into after the Closing Date by any Credit Party.

“Pro Forma” means the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries prepared in accordance with GAAP as of the Closing Date after giving effect to the Related Transactions.  The Pro Forma is annexed hereto as Annex D.

“Pro Rata Share” means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, as such percentages may be adjusted by assignments pursuant to Section 8.1.

“Projections” means Borrower’s forecasted consolidated:  (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements; consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

“Proposed Change” has the meaning ascribed to it in Section 9.19(c).

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of “BBB” or higher from S&P and a rating of “Baa2” or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Real Estate” has the meaning ascribed to it in Section 5.12.

“Refinancing” means the repayment in full of all obligations (other than contingent obligations and reimbursement obligations with respect to letters of credit) owing under, pursuant to or in respect of (i) that certain Credit Agreement dated as of May 22, 2001 among the Borrower, the Lenders (as defined therein) and Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent and (ii) that certain Receivables Purchase Agreement dated as of May 22, 2001 among Playtex A/R LLC, Alpine Securitization Corp., Credit Suisse First Boston, New York Branch and the Borrower.

“Refunded Swing Line Loan” has the meaning ascribed to it in Section 1.1(c)(iii).

“Related Transactions” means the initial borrowing under the Revolving Loan and the Term Loan on the Closing Date, the Refinancing, the issuance of the Senior Secured Notes, the payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents, the Senior Secured Note Documents, and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Replacement Lender” has the meaning ascribed to it in Section 9.19(a).

“Requisite Lenders” means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans.

“Requisite Revolving Lenders” means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Loan (with the Swing Line Loan being attributed to the Lender making such Loan).

“Reserves” means, with respect to the Borrowing Base (a) reserves established by Agent from time to time against Eligible Accounts, Eligible Inventory, Eligible In-Transit Inventory, Eligible Processor Inventory, Eligible Returned Inventory, Eligible Remnant Inventory and Eligible Equipment pursuant to Exhibit 4.2(d) and (b) such other reserves against Eligible Accounts, Eligible Inventory, Eligible In-Transit Inventory, Eligible Processor Inventory, Eligible Returned Inventory, Eligible Remnant Inventory, Eligible Equipment or Borrowing Availability that Agent may, in its good faith credit judgment based upon its analysis of facts and events, establish from time to time.  Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness and with respect to dilution on product returns, seasonal returns, rent reserve, third-party distribution center and licensors shall be deemed to be a reasonable exercise of Agent’s credit judgment.

“Responsible Officer” means the chief executive officer, the president, the corporate counsel, the chief financial officer, the treasurer or the controller of a Credit Party, or any other officer or manager having substantially the same authority and responsibility.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock (other than those payable in additional Stock of such Credit Party); (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly (other than those payable in additional Stock of such Credit Party); (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith by such Credit Party to any of its Affiliates.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Revolving Lenders” means those Lenders having a Revolving Loan Commitment.

“Revolving Loan(s)” means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower (including Swing Line Advances) plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower.  Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

“Revolving Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Credit Advances or incur its Pro Rata Share of Letter of Credit Obligations (including, in the case of the Swing Line Lender, its commitment to make Swing Line Advances as a portion of its Revolving Loan Commitment) as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Revolving Credit Advances (including, in the case of the Swing Line Lender, Swing Line Advances) or incur Letter of Credit Obligations, which aggregate commitment shall be One Hundred Forty Two Million Five Hundred Thousand Dollars ($142,500,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Notes” has the meaning ascribed to it in Section 1.1(a).

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

“Senior Secured Note Indenture” means that certain Indenture, dated as of the Closing Date, between Borrower, as issuer, and Wells Fargo Corporate Trust Services, as trustee (the “Senior Secured Notes Trustee”), governing the terms and issuance of the Senior Secured Notes as amended, modified or otherwise supplemented from time to time in accordance with the terms of this Agreement.

“Senior Secured Note Documents” means the Senior Subordinated Note Indenture, the Senior Subordinated Notes and any other instrument, document or agreement delivered pursuant thereto or in connection therewith.

“Senior Secured Note Primary Collateral” means the Asset Sales Proceeds Account (as defined in the Senior Secured Note Indenture) and all registered and unregistered United States and foreign Patents, Trademarks, Copyrights, applications therefor and Licenses with respect thereto and tradenames, trade secrets, servicemarks and know-how, manufacturing processes and formulas that may at any time be or become subject to a security interest or Lien in favor of the Senior Secured Note Trustee to secure the obligations or any portion thereof under the Senior Secured Note Documents.

“Senior Secured Notes” means those certain 8% Senior Secured Notes due 2011 issued by Borrower in an aggregate original principal amount of $460,000,000 pursuant to the Senior Secured Note Indenture.

“Senior Secured Notes Trustee” has the meaning ascribed to it in the definition of the term “Senior Secured Note Indenture.”

“Senior Subordinated Note Indenture” means that certain Indenture dated as of May 22, 2001 between Borrower, as issuer, and The Bank of New York, as trustee, governing the terms and issuance of the Senior Subordinated Notes as amended, modified or otherwise supplemented from time to time in accordance with the terms of this Agreement.

“Senior Subordinated Notes” means those certain unsecured 9.375%  Senior Subordinated Notes due 2011 issued by Borrower in an aggregate original principal amount of $350,000,000 pursuant to the Senior Subordinated Note Indenture.

“Senior Subordinated Note Documents” means the Senior Subordinated Note Indenture, the Senior Subordinated Notes and any other instrument, document or agreement delivered pursuant thereto or in connection therewith.

“Settlement Date” has the meaning ascribed to it in Section 8.5(a)(ii).

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statement” has the meaning ascribed to it in Section 4.2(b).

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means the Indebtedness of Borrower evidenced by the Senior Subordinated Notes and any other Indebtedness of any Credit Party subordinated to the Obligations to the same extent as the Senior Subordinated Notes or otherwise in a manner and form satisfactory to Agent and Requisite Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guaranty” means the Subsidiary Guaranty of even date herewith executed by one or more Domestic Subsidiaries of Borrower in favor of Agent, on behalf of itself and Lenders.

“Swing Line Advance” has the meaning ascribed to it in Section 1.1(c).

“Swing Line Availability” has the meaning ascribed to it in Section 1.1(c).

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex B to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

“Swing Line Lender” means GE Capital.

“Swing Line Loan” means at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

“Swing Line Note” has the meaning ascribed to it in Section 1.1(c).

“Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in cash in full, (b) all other Obligations under the Agreement and the other Loan Documents (other than contingent obligations) have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized in the amount set forth in Section 1.5(g), cancelled or backed by standby letters of credit acceptable to Agent and (d) Borrower shall not have any further right to borrow any monies under the Agreement.

“Term Lenders” means those Lenders having Term Loan Commitments.

“Term Loan” has the meaning ascribed to it in Section 1.1(b).

“Term Note” has the meaning ascribed to it in Section 1.1(b).

“Term Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loan (as set forth on Annex B) in the maximum aggregate amount set forth in Section 1.1(b) or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan.  The Term Loan Commitment with respect to each Term Loan shall reduce automatically by the amount prepaid or repaid in respect of such Term Loan (but solely by the amount of such prepayment or repayment allocable to a Lender, for purposes of clause (a) of this definition).

“TH Marketing” means TH Marketing Corp., a Delaware corporation.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is subject to Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all United States trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“Welfare Plan” means a Plan described in Section 3(1) of ERISA.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.  Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.